ASSET PURCHASE AGREEMENT

between

CHURCHILL DOWNS CALIFORNIA COMPANY,
a Kentucky corporation,

and

BAY MEADOWS LAND COMPANY, LLC
a Delaware limited liability company

Dated as of July 6, 2005

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TABLE OF CONTENTS (Continued)

				Page

	4.24	Guaranties		31

	4.25	Foreign Corrupt Practices Act		31

	4.26	Intellectual Property Rights		31

	4.27	Insurance		33

	4.28	Taxes		33

	4.29	LFR Levine•Fricke		33

	4.30	Accounts Receivables		33

5.	REPRESENTATIONS AND WARRANTIES OF BUYER			33

	5.1	Organization, Power and Authority		33

	5.2	Authorization of Agreement		34

	5.3	Effect of Agreement		34

	5.4	Approvals		34

	5.5	Commissions		34

	5.6	Financing		34

	5.7	Buyer's Investigation		34

	5.8	Environmental Investigation		35

	5.9	OFAC List		34

	5.10	LFR Levine•Fricke		35

6.	COVENANTS OF SELLER			35

	6.1	Preliminary Title Report		35

	6.2	Conduct of Racetrack Business		36
		6.2.1	Ordinary Course	36
		6.2.2	Maintain Insurance	36
		6.2.3	Purchase or Sale of Assets	36
		6.2.4	Maintenance of Assets	36
		6.2.5	Assigned Contracts	36

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EXHIBITS LIST

Exhibit A	Assignment and Assumption of Lease Agreement

Exhibit B	Assignment and Assumption of License Agreement

Exhibit C	Assignment and Assumption of Parking License Agreement

Exhibit D	Bill of Sale and Assignment and Assumption Agreement

Exhibit E	Description of Land

Exhibit F	Reinvestment Agreement

Exhibit G	Simulcast Agreement

Exhibit H	Transaction Financial Statements and Balance Sheet

Exhibit I	Intentionally Omitted

Exhibit J	Permitted Liens and Title Exceptions

Exhibit K	Work Plan

Exhibit L	Form of Estoppel (Casino Lease)

Exhibit M	License Agreement

Exhibit N	Escrow Agreement

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        This ASSET PURCHASE AGREEMENT (together with the exhibits and schedules hereto, the “Agreement”) is entered into as of July 6, 2005 by and between CHURCHILL DOWNS CALIFORNIA COMPANY, a Kentucky corporation (“Seller”), and BAY MEADOWS LAND COMPANY, LLC, a Delaware limited liability company (“Buyer”), with reference to the following facts:

RECITALS

      WHEREAS,

    A.        Seller is the owner of certain assets more particularly described in this Agreement, including, without limitation, both real and personal property, tangible and intangible, used by it in the operation of a horse racing facility known as Hollywood Park Racetrack.

    B.        Seller desires to sell, and Buyer desires to purchase, all of Seller’s assets as described in this Agreement, and Buyer desires to assume certain of Seller’s liabilities as described in this Agreement, all on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

    1.        DEFINITIONS. The following terms shall have the following meanings when used in this Agreement:

        “1999 Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement between Hollywood Park, Inc. and Churchill Downs Incorporated dated as of May 5, 1999.

        “Affiliate” or “Affiliates” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, either through the ownership of all or part of any Person or by means of contract or management rights or otherwise.

        “Allocation Statement” shall have the meaning set forth in Section 3.6.

        “Assets” shall have the meaning set forth in Section 2.1.

        “Asset Loss” shall have the meaning set forth in Section 10.6.

        “Assigned Contracts” shall have the meaning set forth in Section 2.1.8.

        “Assignment and Assumption of Lease Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto, pursuant to which Buyer shall assume all of the right, title and interest as “landlord” under the Casino Lease, and shall agree to perform and discharge all obligations arising thereunder, in each case arising or occurring after the Closing Date.

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        “Assignment and Assumption of License Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto, pursuant to which Buyer shall assume all of the right, title and interest as “licensor” under the License Agreement, and shall agree to perform and discharge all obligations arising thereunder in each case arising or occurring after the Closing Date.

        “Assignment and Assumption of Parking License Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto, pursuant to which Buyer shall assume all of the right, title and interest as “licensee” under the Parking License Agreement, and shall agree to perform and discharge all obligations arising thereunder, in each case arising or occurring after the Closing Date.

        “Assumed Liabilities” shall have the meaning set forth in Section 3.3.2.

        “Backup Files” shall have the meaning set forth in Section 2.1.2(c).

        “Bill of Sale” shall mean a Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit D hereto, pursuant to which Seller shall assign to Buyer all Personal Property items set forth therein and Buyer shall acquire same and assume and agree to pay, perform and discharge when due the Assumed Liabilities.

        “Buyer Indemnified Party” or “Buyer Indemnified Parties” shall have the meanings set forth in Section 9.2.1(a).

        “Buyer Plan” shall have the meaning set forth in Section 11.2.1.

        “Casino Building” shall mean that certain building, including the “pavilion” portion thereof, as delineated on Exhibit E, commonly known as 3883 W. Century Boulevard, Inglewood, California 90303, in which the “Hollywood Park Casino” is operated, and all fixtures, built-in apparatuses, built-in equipment, built-in appliances and fittings of every kind located on the Casino Building or used in the operation of the Casino Business, halls, dining rooms, lounges, offices, lobbies and all other public spaces, lavatories, basements, cellars, vaults and other portions of the Casino Building, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all leasehold improvements of tenants, if any.

        “Casino Business” shall mean the operation of the casino known as the “Hollywood Park Casino” in and about the Casino Building.

        “Casino Lease” shall mean that certain lease dated September 10, 1999 pursuant to which Seller has leased the Casino Building to Pinnacle.

        “Casino Operator” shall mean Century Gaming Management, Inc., the tenant under the Casino Sublease.

        “Casino Sublease” shall mean a Lease between Pinnacle and the Casino Operator pursuant to which the Casino Operator subleases the assets of the Casino Business and operates the Casino Business.

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        “CDCFOC” shall mean Churchill Downs California Fall Operating Company, a Kentucky corporation.

        “CHRB” shall have the meaning set forth in Section 4.1.

        “Closing” and “Closing Date” shall have the respective meanings set forth in Section 3.1.

        “Closing Statement” shall have the meaning set forth in Section 3.7.3.

        “Collective Bargaining Agreement” shall mean those collective bargaining agreements to which Seller is a party that cover employees of the Racetrack Business and are listed on Section 4.21 of the Disclosure Schedule.

        “Contract(s)” shall mean any contract, agreement, option, lease, license, sales order, purchase order or other legally binding commitment, whether written or oral, pertaining to the operation of the Racetrack Business.

        “Debt” shall mean any indebtedness of Seller, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or the balance deferred and unpaid of the purchase price of any Asset, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of Seller prepared in accordance with GAAP, including the indebtedness secured by the Deed of Trust dated April 2, 2003, from Seller to Bank One, Kentucky, NA, in the amount of $250,000,000, and all indebtedness of others secured by a lien on any Asset (whether or not such indebtedness is assumed by Seller) and, to the extent not otherwise included, any guaranty by Seller of any indebtedness of any other Person.

        “Deposit” shall have the meaning set forth in Section 3.3.1.

        “Diligence Materials” shall mean the documents, information, reports, studies, financial information and other materials posted in the virtual data room which was established at http://66.45.42.20/invite/926-00-42212, and to which access was provided to both Buyer and the other selected bidders interested in the Transactions, as listed in Section 1 of the Disclosure Schedule.

        “Disclosure Schedule” shall mean the schedules delivered to Buyer by or on behalf of the Seller, containing all lists, descriptions, exceptions and other information and materials as included therein.

        “Employee Benefit Plan” shall have the meaning set forth in Section 4.23.

        “Environmental Claim or Claims” shall mean any actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation asserted by a third party or governmental agency alleging potential liability arising out of, based on, or resulting from the presence or release into the environment of any Hazardous Substances, at or onto the Real Property.

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        “Environmental Laws” shall mean all laws (including, without limitation, common law), statutes, decrees, injunctions, permits, regulations, rules, ordinances, by-laws, orders, judgments or determinations of any governmental or judicial authority at the federal, state or local level, in effect as of the Closing Date, which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees, other than laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations pertaining to land use planning, zoning matters, and development entitlements.

        “Environmental Remediation Cost Estimate” shall have the meaning set forth in Section 12.1(e).

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” shall have the meaning set forth in Section 4.23.

        “Estimated Working Capital” shall have the meaning set forth in Section 3.7.3(a).

        “Excluded Assets” shall have the meaning set forth in Section 2.2.

        “Excluded Liabilities” shall have the meaning set forth in Section 3.4.

        “Extended Closing Date” shall have the meaning set forth in Section 10.6.

        “Final Closing Statement” shall have the meaning set forth in Section 3.7.3(b).

        “Final Remediation Cost Estimate” shall have the meaning set forth in Section 12.1(e).

        “Final Working Capital” shall have the meaning set forth in Section 3.7.3(b).

        “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

        “Governmental Authority” shall have the meaning set forth in Section 4.7.

        “Grant Deed” shall have the meaning set forth in Section 3.5(a)(1).

        “Hazardous Substances” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable, or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws, including but not limited to any common law.

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        “Hired Employee” shall have the meaning set forth in Section 11.2.1.

        “HP Plan” shall have the meaning set forth in Section 11.2.1.

        “HSR” or “HSR Act”, each as used herein, shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

        “Improvements” shall mean, collectively, all buildings, structures and improvements of any kind and nature located on the Land, other than the Casino Building, and all fixtures and built-in equipment located on such buildings, structures and improvements, including all built-in apparatuses, built-in equipment, built-in appliances and fittings of every kind located on or used in the operation of the Racetrack Business, horse stalls, stables, tack rooms, fencing, halls, dining rooms, lounges, offices, lobbies and all other public spaces, lavatories, basements, cellars, vaults and other portions of such buildings, structures and improvements, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any.

        “Indemnification Cap” shall have the meaning set forth in Section 9.2.1(c).

        “Indemnification Threshold” shall have the meaning set forth in Section 9.2.1(c).

        “Indemnified Party” shall mean, with respect to any Losses, the party seeking indemnity hereunder.

        “Indemnifying Party” shall mean, with respect to any Losses, the party from whom indemnity is being sought hereunder.

        “Intellectual Property Assets” shall have the meaning set forth in Section 2.1.4(a).

        “Intellectual Property Rights” shall mean all patent rights, copyrights, moral rights, trademark, service mark, and trade name rights (including all goodwill associated therewith), rights under unfair competition law, trade secret rights (including customer lists and customer databases), privacy rights, publicity rights, and all similar intellectual and industrial property rights now known or hereafter existing under the laws of the United States or any other jurisdiction (including all rights under common law and in applications and registrations pertaining to the foregoing).

        “Internal Revenue Code” shall have the meaning set forth in Section 3.5(a)(9).

        “Inventories” shall mean, collectively, all feed supplies, hay, stock, health care and veterinary supplies, food and beverage items, provisions in storerooms, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery and other expensed supplies, and all other goods, materials and supplies used or intended for use at, or held for sale (whether on or off site) in connection with, the Racetrack Business, to the extent owned or held by Seller, including, without limitation, (i) food and liquor in unbroken packages, (ii) raw and uncooked food, unopened beverages and other salable merchandise, (iii) reserve stocks of operating supplies not in use, and (iv) engineering and maintenance supplies.

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        “Land” shall mean that certain real property more particularly described in Exhibit E.

        “Laws” shall have the meaning set forth in Section 4.7.

        “Leases” shall mean the leases or subleases to which Seller or an Affiliate of Seller is lessor or sublessor and affecting any portion of the Assets which constitute Assigned Contracts.

        “License Agreement” shall mean that certain License Agreement dated September 10, 1999 together with each of the exhibits attached thereto, all of which is attached hereto as Exhibit M, pursuant to which Seller has granted to Pinnacle an exclusive license to use certain of the Hollywood Park trademarks, tradenames, logos and marks, as more particularly described therein.

        “Licenses” shall mean, collectively, all governmental permits, franchises, licenses and approvals relating to the Assets or the use, occupancy and operations of the Racetrack Business or any other portion of the Assets, including all environmental, gaming and racing permits and licenses, certificates of occupancy, certificates of compliance, food handlers permits, liquor licenses, any certificates of unofficial bodies, such as the National Fire Prevention Association and such other certificates as may be required or customary in the jurisdiction where the Assets are located or which pertain thereto, including, without limitation, those licenses listed on Section 2.1.9 of the Disclosure Schedule.

        “Lien” shall mean with respect to any property or asset, any mortgage, claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, restriction or other adverse claim of any kind (whether on voting, sale, transfer, disposition or otherwise) in respect of such property or asset, whether imposed by agreement, understanding, law, equity or otherwise.

        “LLF” shall mean LFR Levine•Fricke.

        “Loss” or “Losses,” each as used herein, shall mean all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, encumbrances, liens, expenses of investigation and defense of any claim, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

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        “Material Adverse Effect” shall mean any event, change, circumstances, effect or state of facts that is materially adverse to (i) the financial condition, business or results of operations of the Racetrack Business or the Assets, taken as a whole, or (ii) the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the market in which the Racetrack Business operates generally, (2) general economic or political conditions, (3) the public announcement of this Agreement or the consummation of the transactions contemplated hereby, or (4) any changes in applicable laws, regulations or accounting rules.

        “Material Asset” shall have the meaning set forth in Section 6.7(d).

        “Material Contracts” shall have the meaning set forth in Section 4.17.

        “Monument Letter” shall mean that certain Letter dated March 30, 2005 pursuant to which the Shapiro family has been granted the right to remove and relocate the remains of Native Diver and the monument above his grave in the event Hollywood Park Racetrack ceases to operate as a racetrack.

        “Multiemployer Plan” shall have the meaning set forth in Section 4.23.

        “Net Cash Flow” means the annual net income of the Racetrack Business for the relevant 12 month period ending on December 31 of each calendar year during the term of this Agreement, (A) plus to the extent deducted in computing such net income, (i) net interest expense, and (ii) depreciation and amortization (including amortization of goodwill and other intangibles), and (B) minus maintenance related capital expenditures incurred in the ordinary course of business (but no such deduction shall be taken for other capital expenditures not incurred in the ordinary course of business), all as determined in accordance with GAAP.

        “Other Consents” shall have the meaning set forth in Section 6.4(b).

        “Other Source Payments” shall have the meaning set forth in Section 9.4.

        “Parking License Agreement” shall mean that certain license agreement dated September 28, 2004 pursuant to which Wal-Mart Stores, Inc. has agreed to allow patrons of the Racetrack Business to park on certain adjacent property.

        “Permitted Liens” shall have the meaning set forth in Section 4.11(b).

        “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization.

        “Personal Property” shall have the meaning set forth in Section 2.1.2.

        “Phase II Period” shall have the meaning set forth in Section 12.1(a).

        “Phase II Report” shall have the meaning set forth in Section 12.1(e).

        “Phase II Testing” shall have the meaning set forth in Section 12.1.

        “Pinnacle”means Pinnacle Entertainment, Inc., a Delaware corporation, formerly known as Hollywood Park, Inc.

        “Preliminary Closing Statement” shall have the meaning set forth in Section 3.7.3(a).

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        “Potential Contributor” shall have the meaning set forth in Section 9.2.1(c)(iii).

        “Purchase Price” shall have the meaning set forth in Section 3.3.1.

        “Racetrack Business” shall mean the operation of the Hollywood Park Racetrack on a portion of the Real Property.

        “Racetrack Employees” shall mean the employees currently employed by Seller and who perform services in connection with the Racetrack Business.

        “Racetrack Operator License” shall have the meaning set forth in Section 7.4.

        “Readerboard Signs” shall have the meaning set forth in Section 2.1.11.

        “Real Property” shall have the meaning set forth in Section 2.1.1.

        “Reinvestment Agreement” shall mean that certain Reinvestment Agreement substantially in the form of Exhibit F hereto.

        “Required Consents” shall have the meaning set forth in Section 6.4(a).

        “Required Working Capital” shall have the meaning set forth in Section 3.7.3(a).

        “Schedule Update” shall have the meaning set forth in Section 6.8.

        “Scheduled Intellectual Property Assets” shall have the meaning set forth in Section 2.1.4(a).

        “SCOTWINC” shall mean Southern California Offtrack Wagering Incorporated, a California corporation.

        “Seller Employee Benefit Plan” shall have the meaning set forth in Section 4.23.

        “Seller Indemnified Party” and “Seller Indemnified Parties” shall have the meanings set forth in Section 9.2.1(b).

        “Simulcast Agreement” shall mean that certain Simulcast Agreement substantially in the form of Exhibit G hereto.

        “Surviving Plans” shall have the meaning set forth in Section 11.2.3.

        “Termination Notice” shall have the meaning set forth in Section 7.4(b).

        “Title Company” shall have the meaning set forth in Section 6.1.

        “Title Policy” shall have the meaning set forth in Section 6.1.

        “Track Improvements” shall have the meaning set forth in Section 11.6.

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        “Transactions” shall mean the transactions contemplated by the Transaction Documents.

        “Transaction Financial Statements and Balance Sheet” shall mean the unaudited income statement and balance sheet of the Racetrack Business as of March 31, 2005, each prepared by Seller and attached hereto as Exhibit H; and, if requested by Buyer in writing within 10 days from the date hereof, Seller shall also deliver an audited income statement and balance sheet of the Racetrack Business as of December 31, 2004, provided that Buyer shall be required to pay to Seller upon demand an amount equal to the cost of such audit.

        “Transaction Documents” shall mean this Agreement, the Grant Deed, the Bill of Sale, the Assignment and Assumption of License Agreement, the Assignment and Assumption of Lease Agreement, the Assignment and Assumption of Parking License Agreement, the Reinvestment Agreement, the Simulcast Agreement and the Closing Statement and such other documents as the parties shall mutually agree are necessary to complete the Transactions.

        “Withdrawal Liability Cap” shall have the meaning set forth in Section 11.2.3.

        “Work Plan” shall have the meaning set forth in Section 12.1.

        “Working Capital” means as of any date, (i) current assets minus (ii) current liabilities of the Racetrack Business on such date excluding the effect of any provision for deferred income tax assets or liabilities.

    2.        TRANSFER OF ASSETS

        2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign and deliver to Buyer (and cause CDCFOC to sell convey, transfer, assign and deliver to Buyer), and Buyer will purchase from Seller, free and clear of all Liens, other than Permitted Liens, all of those assets of Seller described below, which comprise all of the assets of Seller, specifically including those assets which are owned by Seller and used or useable in connection with, or otherwise necessary to operate, the Racetrack Business (the “Assets”), as the same shall exist on the Closing Date (except the Excluded Assets, as defined in Section 2.2):

2.1.1 Real Property. That certain real property in the City of Inglewood, County of Los Angeles, State of California, consisting of approximately 238 acres, as delineated on Exhibit E, including the Land, Improvements thereon, the Casino Building and all rights, privileges and easements which are appurtenant to such real property (the “Real Property”).

2.1.2 Personal Property.

    (a)        All tangible personal property, including, but not limited to, the Swaps statue, machinery and equipment including computer equipment (but not certain licensed software installed therein except to the extent assigned as Intellectual Property Assets under Section 2.1.4 of this Agreement) and communications equipment, furniture, supplies, inventory and trade fixtures reflected on the Transaction Financial Statements and Balance Sheet or otherwise located on the Real Property on the Closing Date and used in the Racetrack Business (other than the personal property items, software, computer and other equipment and prepaid deposits (prorated pursuant to Section 3.7.2(b)) herein, in each case as set forth on Section 2.2.1 of the Disclosure Schedule).

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    (b)        Any leases relating to tangible personal property and service agreements relating to such leases, including, but not limited to, machinery and equipment, furniture and tools, inventory, trade fixtures and supplies, located on the Real Property or used or usable in the Racetrack Business, including those personal property leases and service agreements relating to such leases listed on Section 2.1.2(b) of the Disclosure Schedule.

    (c)        Seller agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to provide Buyer with (a) a complete list of computer software (including any operating system, middleware, server or database) that is necessary for, used or held for use in connection with the Racetrack Business and (b) a list of software that is specifically excluded from the Assets and deemed to be Excluded Assets as soon as commercially reasonable (but in no event later than thirty (30) days after the date hereof). During such 30-day period, authorized representatives of both Buyer and Seller shall interview the employees who are computer users as part of the Racetrack Business, identify applications and data files that they use which are necessary for or used in connection with the Racetrack Business, and cooperate to prepare a comprehensive list of such data that is not (i) subject to existing privacy policies, (ii) proprietary information covered by Section 2.2.4 hereof or (iii) non-transferrable pursuant to the terms of applicable software licenses. Seller also agrees that is shall, within such 30-day period, make a back-up copy of all such remaining computer software, digital files and other information systems (i.e., data that is not subject to deletion under clauses (i), (ii) and (iii) of the foregoing sentence) (the “Backup Files”). Such Backup Files shall be made available to Buyer as and when reasonably required for purposes of migrating the remaining data on or after the Closing Date to any cleaned or new hard drives in the systems transferred to Buyer at Closing. In addition to, and not in limitation of the foregoing, Seller shall, at its sole cost and expense, be responsible for obtaining to the extent reasonably possible and with the reasonable assistance of Buyer any transferrable software licenses required to enable Buyer to use the Backup Files from and after the Closing Date

2.1.3 Inventory. All Inventory reflected on the Transaction Financial Statements and Balance Sheet or otherwise located on the Real Property on the Closing Date or used or usable in the Racetrack Business.

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2.1.4 Intellectual Property Rights.

    (a)        All Intellectual Property Rights owned by or licensed to Seller which are necessary for, used or held for use in connection with the Racetrack Business (collectively, the “Intellectual Property Assets”), subject to (i) all of the terms and conditions of the licenses or other agreements by which Seller holds, uses, or exploits those Intellectual Property Assets identified on Section 4.26 of the Disclosure Schedule (“Scheduled Intellectual Property Assets”), (ii) any existing licenses granted by Seller and other obligations related to the Intellectual Property Assets as of the Closing Date identified on Section 4.26 of the Disclosure Schedule, including, without limitation, the License Agreement (together with each of the exhibits attached thereto), (iii) the royalty obligations, contracts, claims and other restrictions on the exercise of such Intellectual Property Assets, actual and potential, identified on Section 4.26 of the Disclosure Schedule, and (iv) any restrictions, conditions, terms or limitations arising under the Scheduled Intellectual Property Assets or arising by operation of law with respect to the Scheduled Intellectual Property Assets regarding the transfer of such Scheduled Intellectual Property Assets.

    (b)        All Intellectual Property Rights owned by Seller and relating to the Casino Business, subject to (i) any existing licenses granted by Seller and other obligations related to the Intellectual Property Assets as of the Closing Date identified on Section 4.26 of the Disclosure Schedule, including, without limitation, the License Agreement (together with each of the exhibits attached thereto), (ii) the royalty obligations, contracts, claims and other restrictions on the exercise of such Intellectual Property Assets, actual and potential, identified on Section 4.26 of the Disclosure Schedule, and (iii) any restrictions, conditions, terms or limitations regarding the transfer of such Scheduled Intellectual Property Assets.

2.1.5 Cash and Accounts. Working Capital, cash on hand and cash equivalents of Seller (relating to the Racetrack Business), including, but not limited to, petty cash, bank accounts and temporary cash investments, in an amount sufficient to operate the Racetrack Business consistent with past practices of Seller.

2.1.6 Accounts Receivable and Accounts Payable. All accounts, notes, receivables, and refund claims, and all accounts payable, relating to the Racetrack Business.

2.1.7 Books and Records. All books and records including current employee manuals, personnel records relating to or containing performance reviews and similar evaluations (but excluding medical records) and all files, documents, papers, customer and supplier lists, data bases, architectural plans, drawings and specifications, advertising and promotional materials and information relating to any management and accounting procedures and guidelines specific to the Racetrack Business, whether in hard copy or digital format, used in or relating to the Racetrack Business, pertaining to the Assets, the Assumed Liabilities or otherwise to the Racetrack Business that are related to continuing the operation of the Racetrack Business as a going concern, subject to the Seller retaining copies of the same.

2.1.8 Assigned Contracts. All rights of Seller and CDCFOC under all Contracts relating to the Racetrack Business relating to periods after the Closing Date (the “Assigned Contracts”), including, but not limited to, (a) Material Contracts listed in Section 4.17 of the Disclosure Schedule, (b) Collective Bargaining Agreements, (c) all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services by Seller and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Seller, (d) other Contracts entered into in the ordinary course of business of the Racetrack Business through the Closing Date and (e) the Monument Letter; provided, however, that any Contract that requires the consent to assignment of a party thereto and for which such consent has not been obtained prior to the Closing shall not be transferred or assigned on the Closing Date but shall be handled as provided in Section 6.4.

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2.1.9 Permits and Licenses. All transferable Licenses.

2.1.10 Vehicles. All vehicles reflected on the Transaction Financial Statements and Balance Sheet and supporting schedules thereto.

2.1.11 Readerboard Signs. The two readerboard signs located adjacent to the 405 and 105 freeways (the "Readerboard Signs")

2.1.12 SCOTWINC All of the transferable interests and rights, if any, in SCOTWINC held by Seller.

2.1.13 Goodwill. All goodwill specific to the Racetrack Business or the Assets, together with the right to represent to third parties that Buyer is the successor of the Racetrack Business.

2.1.14 Prepaid Expenses. All prepaid expenses, including, without limitation, taxes, leases and rentals (in all cases subject to proration, if applicable, in accordance with Section 3.7.2 hereof).

2.1.15 Claims Against Third Parties. All rights, claims, credits, causes of action or rights of set off against third parties arising with respect to events or breaches occurring or arising after the Closing Date under the Assigned Contracts and, to the extent assignable, all of Seller’s right, title and interest in and to any contractors’, suppliers’, materialmens’ and builders’ guarantees and warranties of workmanship and/or materials respecting the Racetrack Business.

2.1.16 Insurance Proceeds. If an Asset Loss occurs with respect to an asset which is material to the Casino Building or an asset which is material to the operation of the Racetrack Business and such Asset Loss is not cured by Seller prior to the Closing Date or the Extended Closing Date (as defined in Section 10.6), and if Buyer waives its rights or is deemed to have waived its rights under Section 10.6 to terminate this Agreement as a result thereof, all rights in and to net insurance proceeds attributable to such Asset Loss (if and to the extent that the Asset Loss was an insured loss) or condemnation awards (net of the costs and expenses incurred by Seller in collecting same), plus the amount of any deductible or retention with respect to any such insured Asset Loss.

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The Assets shall include all assets described above that are acquired by Seller in the ordinary course of business consistent with past practices for use in connection with the Racetrack Business between the date hereof and the Closing Date (except to the extent such assets would constitute Excluded Assets), but shall exclude assets of the type described above that are disposed of, sold or consumed after the date hereof in the ordinary course of business on a basis consistent with past practice. If, for any reason, any Excluded Assets are physically transferred to Buyer, or Buyer otherwise gains access to any such Seller property as a result of the transactions contemplated herein, no assignment or license of such property to Buyer shall be implied and, as between Buyer and Seller, all ownership interests and other rights of any kind in such property shall remain with Seller. If Buyer knowingly comes into possession of, or gains access to, any Seller information or property which is not part of the Assets to be conveyed hereunder, Buyer shall (a) treat any such information as the confidential information of Seller, (b) promptly upon discovery by Buyer of its possession of such Seller information or property notify Seller that Buyer possesses or has access to such information or property, and (c) cooperate fully with Seller to return to Seller or destroy such property promptly, as Seller may direct at its option. Specifically, but without limitation, any information stored on the computers transferred to Buyer hereunder, or transferred to Buyer by any other electronic media, but not otherwise expressly transferred by this Section 2.1 shall, as between Buyer and Seller, remain the sole and exclusive property of Seller.

        2.2 Assets Not Transferred. Notwithstanding anything to the contrary contained herein, the following assets and properties of Seller are specifically excluded from the Assets and shall be retained by it (the “Excluded Assets”):

2.2.1 Excluded Personal Property and Prepaid Deposits. The personal property items, including personal property items to which Seller’s logo is permanently affixed and from which it cannot be removed or painted over, software, computer and other equipment and prepaid deposits, in each case, as set forth on Section 2.2.1 of the Disclosure Schedule;

2.2.2 Claims Against Third Parties. Claims or rights against third parties, except those arising with respect to events or breaches occurring or discovered after the Closing Date under the Assigned Contracts; provided, however, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of liabilities or obligations retained by the Seller hereunder shall be Excluded Assets;

2.2.3 Insurance. All insurance policies maintained by Seller or its parent and rights thereunder, including but not limited to rights to any cancellation value as of the Closing Date and any prepaid business insurance premiums set forth on Section 2.2.3 of the Disclosure Schedule;

2.2.4 Unrelated Information. Employee medical records, proprietary business information and records which are not used exclusively in the Racetrack Business, including, but not limited to, management procedures and guidelines (other than those which are specific to the Racetrack Business) and proprietary financial reporting formats, accounting procedures and strategic plans; and

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2.2.5 Certain Contracts and Licenses. All non-transferable Licenses listed on Section 2.2.5 of the Disclosure Schedule, and the rights of any Seller under (i) any Contract to the extent relating to any non-transferable Licenses, and (ii) any Contract that requires the consent to assignment of a party thereto and for which such consent has not been obtained pursuant to the provisions of Section 6.4(c) prior to the Closing; provided that any such Contract shall be assigned upon receipt of any necessary consents.

2.2.6 Eual Wyatt Employment Contract. Seller agrees that the Employment Agreement by and between Hollywood Park Operating Company and Eual Wyatt dated as of January 1, 1999, shall be terminated at Closing and any obligations thereunder shall be Excluded Assets hereunder.

Buyer acknowledges that all property or assets belonging to the tenant under the Casino Lease or the Casino Operator, including, without limitation, any signage located in or on the Casino Building, are assets of the Casino Operator and not Seller, and thus are not included in the conveyances hereunder.

3. CLOSING, PURCHASE PRICE, ASSUMPTION OF LIABILITIES.

        3.1 Closing. The consummation of the purchase and sale of the Assets (the “Closing”) shall occur on September 23, 2005, unless extended (i) by the mutual written agreement of Buyer and Seller, (ii) by Seller pursuant to Section 10.6 of this Agreement or (iii) by Buyer and Seller to allow for the determination of the Final Remediation Cost Estimate pursuant to Article 12. The date upon which the Closing shall occur is sometimes referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions of this Agreement, Seller shall deliver possession of the Assets to Buyer on the Closing Date, free and clear of all Liens (except Permitted Liens). The parties agree that time is of the essence.

        3.2 Simultaneous Delivery: Conditions Concurrent. All documents and other items to be delivered at the Closing shall be deemed to have been delivered simultaneously, and no delivery shall be effective until all such items have been delivered.

        3.3 Purchase Price.

3.3.1 Purchase Price. The purchase price for the Assets (collectively, the “Purchase Price”), shall be (a) $260,000,000 in cash; plus (b) the assumption of the Assumed Liabilities, minus (c) the amount of the reduction referenced in Section 12.2, if any, in the event neither Buyer nor Seller terminates this Agreement pursuant to Article 12 hereto. Buyer has, on the date hereof, paid into escrow by wire transfer of immediately available funds the sum of Ten Million Dollars ($10,000,000) (such amount, together with any interest or dividends earned thereon shall be referred to herein as the “Deposit”), which amount shall be held in escrow and applied to the Purchase Price on the Closing Date. If the Closing fails to occur and this Agreement is terminated by Seller as a result of Buyer’s material breach, the Deposit shall be immediately released to Seller upon such termination. If the Closing fails to occur and this Agreement is terminated by Buyer as a result of Seller’s material breach, or if this Agreement is terminated by either party in accordance with Article 10 (other than as a result of termination by Seller after a material breach by the Buyer) or by either party in accordance with Article 12 hereof, the Deposit shall be immediately returned to Buyer upon such termination. The parties shall execute an escrow agreement with the Title Company substantially in the form of Exhibit N simultaneously with the execution of this Agreement.

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3.3.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and become responsible for the liabilities and obligations of Seller relating to the Racetrack Business, whether absolute, contingent, accrued or otherwise (collectively, the “Assumed Liabilities”), including the following:

(a) Assigned Contracts. Any and all liabilities, obligations and commitments arising or occurring after the Closing Date under the Assigned Contracts.

(b) Post-Closing Operations. All liabilities and obligations arising out of events or transactions after the Closing in connection with the operation of the Racetrack Business by Buyer.

(c) Specific Undertakings. Any and all liabilities, obligations and commitments of Seller specifically undertaken by Buyer pursuant to any other provision of this Agreement.

(d) Condition of the Assets. All liabilities arising as a consequence of the physical, structural or seismic condition of the Assets on and after the Closing Date.

    (e)        Environmental Conditions. Other than the Excluded Liabilities, any and all liabilities, claims, demands, losses, costs, damages, injuries, obligations, judgments, actions, causes of action, fines, assessments, penalties, or expenses, including consultants’ and attorneys’ fees, as a result of the presence of any Hazardous Substance in, on or about the Real Property, including without limitation those liabilities, claims, demands, losses, costs, damages, injuries, obligations, judgments, actions, causes of action, fines, assessments, penalties, or expenses, including consultants’ and attorneys’ fees, arising as a result of any redevelopment or demolition activities of Buyer, or any subsequent buyers, in, on or about the Real Property. Such assumed liability also includes without limitation any liabilities, claims, demands, losses, costs, damages, injuries, obligations, judgments, actions, causes of action, fines, assessments, penalties, or expenses, including consultants’ and attorneys’ fees, associated with (1) claims for investigation or remediation of any Hazardous Substances on the Real Property; (2) claims for property damages by subsequent buyers or neighbors due to Hazardous Substances on the Real Property or migrating from the Real Property; (3) claims for natural resource damages by any Governmental Authority due to the presence of any Hazardous Substance on the Real Property or migrating from the Real Property; and (4) claims of personal injury by any individual as a result of the presence of any Hazardous Substance on the Real Property or migrating from the Real Property.

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    (f)        Liabilities on Balance Sheet. All accounts payable and other liabilities of the Seller relating to the Racetrack Business on the Closing Date that are set forth on the Transaction Financial Statements and Balance Sheet, subject to changes to the amounts of such payables in the ordinary course of business and to the provisions of Sections 3.7.3 and 6.2.10.

    (g)        Cash and Accounts. Any and all restrictions, obligations and guidelines pertaining to the Working Capital, cash on hand and cash equivalents of Seller (relating to the Racetrack Business) transferred to Buyer pursuant to Section 2.1.5 above that are listed on Section 3.3.2(g) of the Disclosure Schedule.

        3.4 Non-Assumption of Certain Liabilities. Buyer is not assuming, and shall not be deemed to have assumed any liabilities, obligations or commitments of Seller, whether contingent or non-contingent, liquidated or unliquidated, asserted or unasserted (other than the Assumed Liabilities set forth above), all of which shall remain the liabilities, obligations and commitments of Seller (such liabilities collectively, the “Excluded Liabilities”). The Excluded Liabilities include:

3.4.1 Tax Liabilities. Liabilities for any taxes relating to periods prior to the Closing:

3.4.2 Indemnification Obligations. Seller's obligations to indemnify Buyer as provided in Article 9;

3.4.3 Litigation. Except as otherwise provided in Article 9, all liabilities with respect to litigation, actions, proceedings or arbitrations whether pending on the Closing Date or asserted after the Closing Date, but in each case only to the extent the same relate to or arise from events which occurred prior to such Closing Date, including, without limitation, the actions described on Section 3.4.3 of the Disclosure Schedule but excluding any of the Assumed Liabilities in Section 3.3.2(e);

3.4.4 Workers’ Compensation Claims. All liabilities for workers’ compensation claims brought by Seller’s former employees and all such claims brought by Seller’s current employees, to the extent such claims relate to, or arise from, events which occurred on or prior to the Closing;

3.4.5 Certain Employee Liabilities. All liabilities (a) to the extent such liabilities relate to former employees of the Seller and current employees of the Seller who are not Hired Employees (other than as explicitly provided with respect to WARN liabilities in Section 11.2.2 of this Agreement), (b) which relate to Collective Bargaining Agreements for periods prior to the Closing Date, (c) to the extent such liabilities relate to Hired Employees but which relate to periods prior to the Closing Date (other than as explicitly provided with respect to WARN liabilities in Section 11.2.2 of this Agreement), (d) with respect to any agreement entered into by Seller prior to the date hereof relating to any change of control or severance payment or any additional compensation or bonus paid or payable to any current employee to maintain his or her employment in connection with the Racetrack Business through the Closing Date, other than as referenced in Section 3.3.2(h) of this Agreement, (e) as set forth in Section 9.2.4 of this Agreement or as otherwise provided for in this Agreement, or (f) with respect to any plans, programs or policies of Seller or its Affiliates that provide for retirement benefits or equity-based or deferred compensation and any awards granted thereunder;

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3.4.6 Liabilities Relating to the Excluded Assets. All liabilities or obligations arising prior to, on or after the Closing Date with respect to or in connection with the Excluded Assets;

3.4.7 Brokers, etc. Any commissions or expenses owed to Lazard Freres & Co., LLC, or fees of any other broker, finder, investment banker, attorney or other intermediary or advisor employed by Seller or any of its Affiliates in connection with the Transactions contemplated hereby or otherwise;

3.4.8 Debt. All Debt;

3.4.9 Affiliates. Any liability, whether currently in existence or arising hereafter, owed by Seller to any of its Affiliates, other than those arising in respect of Contracts to be assumed by Buyer hereunder; and

3.4.10 Certain Environmental Liabilities. Any and all liabilities, claims, demands, losses, costs, damages, injuries, obligations, judgments, actions, causes of action, fines, assessments, penalties or expenses, including consultants’ and attorneys’ fees resulting from (a) the direct or indirect disposal or arrangement for the disposal of Hazardous Substances from the Real Property to, at or onto a location other than the Real Property from September 10, 1999 through the Closing Date, including without limitation to the Dominguez Channel Watershed/Consolidated Slip, or (b) any property owned, leased or operated by Seller (other than the Real Property).

Notwithstanding the provisions of Sections 3.4.3 and 3.4.5 hereof, in the event a court orders equitable relief with respect to such Excluded Liabilities which equitable relief Seller could no longer comply with due to its sale of the Assets which would be affected by such equitable relief, Buyer shall be responsible for complying with such order and Seller shall reimburse Buyer for the actual out-of-pocket cost thereof; provided, however, that Buyer shall not voluntarily agree to any such equitable relief (if it intends to seek reimbursement from Seller) unless it shall first have advised Seller as to the proposed equitable relief and Seller shall have consented thereto (such consent not to be unreasonably withheld).

        3.5 Deliveries at Closing. At Closing, Seller and Buyer shall each deliver to the other such instruments and funds as are necessary to consummate the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities, including the following:

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(a)	Seller shall deliver to Buyer:

1.	A duly executed and acknowledged grant deed (“Grant Deed”), sufficient to convey to Buyer fee title to the Real Property.

2.	Two (2) counterpart copies of the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller and CDCFOC.

3.	Two (2) counterpart copies of the Assignment and Assumption of License Agreement, duly executed by Seller.

4.	Two (2) counterpart copies of the Assignment and Assumption of Lease Agreement, duly executed by Seller.

5.	Two (2) counterpart copies of the Assignment and Assumption of Parking License Agreement, duly executed by Seller, together with the Consent to Assignment and Assumption of Parking License attached thereto duly executed by the Licensor under and as defined in the Parking License Agreement.

6.	Two (2) counterpart copies of the Simulcast Agreement duly executed by Seller.

7.	Two (2) counterpart copies of the Reinvestment Agreement duly executed by Seller.

8.	Such other instruments of transfer necessary or appropriate to transfer and vest in Buyer all of Seller’s right, title and interest in and to the Assets.

9.	An affidavit directed to Buyer giving Seller’s taxpayer identification number and confirming under penalty of perjury that Seller is not a “foreign person,” which affidavit shall be sufficient to relieve Buyer of any withholding obligation under Section 1445 of the Internal Revenue Code of the United States (“Internal Revenue Code”) (provided, however, that if Seller fails to deliver such affidavit, Buyer’s remedy shall be to withhold from the Purchase Price in accordance with law).

10.	A California Real Estate Withholding Exemption Certificate (Form 593-C), which shall be sufficient to relieve Buyer of any withholding obligation under the California Revenue and Taxation Code (provided however that if Seller fails to deliver such Certificate, Buyer’s remedy shall be to withhold from the Purchase Price in accordance with law).

11.	Originals or copies of any warranties and guaranties received by Seller and to be assigned to Buyer, but only to the extent in Seller’s possession or readily available to Seller, from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements and the Casino Building.

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12.	Originals or copies of all Assigned Contracts and all transferable Licenses, if any, to be assigned to Buyer pursuant to this Agreement.

13.	All existing as-built plans and specifications for the Improvements and the Casino Building which are in the possession or under the control of Seller.

14.	The Closing Statement, duly executed by Seller.

15.	The opinion of counsel to Seller referred to in Section 8.1.5.

16.	A short-form trademark assignment of U.S. Registration 1,850,076 for HOLLYWOOD PARK duly executed by Seller.

17.	A list of all accounts receivable and prepaid expenses as of the Closing Date.

18.	The keys to all locks located on or in the Assets (and any and all cards, passwords, devices or things necessary to access the Assets).

19.	Releases or acceptable pay-off letters for any Liens securing Debt.

20.	An estoppel certificate from the tenant under the Casino Lease, substantially in the form attached hereto as Exhibit L.

21.	Certificates of title duly endorsed to Buyer as to each motor vehicle included in Assets.

22.	Such other instruments and documents as may be reasonably required for Seller to perform its obligations hereunder or as may be reasonably required by the Title Company.

(b)	Buyer shall deliver to Seller:

1.	The Purchase Price (not including the Assumed Liabilities), in cash or immediately available funds.

2.	Two (2) counterpart copies of the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer.

3.	Two (2) counterpart copies of the Assignment and Assumption of License Agreement, duly executed by Buyer.

4.	Two (2) counterpart copies of the Assignment and Assumption of Lease Agreement, duly executed by Buyer.

5.	Two (2) counterpart copies of the Assignment and Assumption of Parking License Agreement, duly executed by Buyer.

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6.	Two (2) counterpart copies of the Closing Statement, duly executed by Buyer.

7.	Two (2) counterpart copies of the Simulcast Agreement duly executed by Buyer.

8.	Two (2) counterpart copies of the Reinvestment Agreement duly executed by Buyer.

9.	The opinion of counsel to Buyer referred to in Section 8.2.4.

10.	A copy of the environmental insurance policy referenced in Section 8.2.8 (or other evidence of the binding thereof).

11.	The form of reseller certificate that complies with the requirements of the California Taxation and Revenue Code and other applicable state taxation laws.

12.	Such other instruments and documents as may be reasonably required for Buyer to perform its obligations hereunder or as may be reasonably required by the Title Company.

        3.6 Tax Allocation. As soon as practicable after the Closing, Buyer shall deliver to Seller, after consultation with Seller, a statement (the “Allocation Statement”), allocating the Purchase Price (including Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Internal Revenue Code) to broad categories constituting components of the Assets in accordance with Section 1060 of the Internal Revenue Code. If within 10 days after delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. If the parties are unable to reach an agreement during such 20 day period, the allocation of the Purchase Price shall be determined by appraisal to be performed by a “Big-Four” accounting firm mutually acceptable to Buyer and Seller. The costs of the appraisal shall be borne equally by Buyer and Seller. Each party will report timely the purchase and sale of the Assets in accordance with the Allocation Statement (adjusted, if necessary, to reflect any such accounting firm appraisal and any post-Closing adjustments to the Purchase Price) for all federal, state, local and other tax purposes. Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Internal Revenue Code in accordance with the Allocation Statement (as so adjusted). Not later than 30 days prior to the filing of its Form 8594 relating to this transaction, each party shall deliver to the other party a copy of such Form 8594.

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3.7	Costs and Prorations

3.7.1 Costs. Costs of the Closing shall be allocated as follow: Seller shall pay:
(a)	the costs of preparing and recording the Grant Deed and all other documents (other than those relating to Buyer’s financing, if any) to be recorded at the Closing;

(b)	all state and local documentary transfer, stamp, or similar taxes, if any, imposed in connection with the transfer of the Real Property;

(c)	all trustee’s and other fees in connection with any deeds of trust which shall be reconveyed at Closing; and

(d)	the cost of preparing the Preliminary Title Report and the premiums for a CLTA Owner’s Title Policy in the amount of the portion of the Purchase Price allocated to the Real Property.

Buyer shall pay:
(a)	all state and local sales or use taxes imposed in connection with the transfer of the Personal Property (as such term is described in Section 2.1.2);

(b)	the cost of preparation and recordation of its mortgage, deed of trust, or other applicable financing instruments, if any;

(c)	the cost of any new surveys conducted by Buyer;

(d)	the costs incurred by Buyer to obtain a liquor license for the Racetrack Business;

(e)	the portion of the premium for the Title Policy not chargeable to Seller as provided above, including the incremental cost of the ALTA Title Policy and all endorsements thereto specified by Buyer; and

(f)	the HSR filing fee.

All other costs, if any, shall be apportioned in the customary manner for real estate transactions in Los Angeles County.

3.7.2 Prorations. At Closing, the parties shall prorate as of the Closing Date, the following with respect to the Racetrack Business and the Assets:

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    (a)        Taxes: Real estate taxes, assessments, personal property taxes and rent tax, if any, on all or any portion of the Real Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs. In the event that the aggregate amount of the property taxes payable in respect of the Assets are not ascertainable as of the Closing Date, then the parties will prorate such taxes on the basis of the latest available tax bill and will make such post-Closing adjustment as may be necessary when the aggregate amount of the taxes are determined. All taxes and assessments relating to periods prior to and through the Closing shall be paid by Seller and Buyer shall be responsible for all taxes and assessments relating to periods after the Closing. Seller shall pay any supplemental tax bills or taxes or assessments levied by the taxing authorities or received subsequent to the Closing Date to the extent applicable to periods prior to the Closing Date. If any supplemental real estate taxes are levied for the taxable period up to and including the Closing Date, the parties will, immediately after the Closing or the issuance of the supplemental real estate tax bill (whichever last occurs), prorate between themselves, in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes shown by such bill.

    (b)        Prepaid Items, Deposits and Utilities. All prepaid items and deposits applicable to the ownership of the Assets or operation of the Racetrack Business covering periods prior to and after the Closing Date, including without limitation, the items referenced in Section 2.1.14 of this Agreement and the items listed on Section 3.7.2 of the Disclosure Schedule and all utilities including gas, water, sewer, electricity, telephone and other utilities supplied to the Improvements. All meters shall be read as of the Closing Date.

(c) Rent. Base rent and any common area charges payable by the tenant under the Casino Lease.

    (d)        Assigned Contracts. Amounts payable under Assigned Contracts shall be prorated on an accrual basis. Seller shall pay when due all amounts for which a bill has been received by Seller prior to the Closing Date. For any such bills received after the Closing Date, Seller agrees to pay its prorated share when due or to promptly reimburse Buyer if paid by Buyer.

        In addition, from and after the Closing Date the parties agree as follows:

    (e)        Purse Payments. Seller hereby represents, warrants and covenants with Buyer that Seller does not include any “purse” overpayments (or underpayments) under its race meet agreements with horsemen in Seller’s working capital calculations. Accordingly, Buyer hereby covenants and agrees that, to the extent that such horsemen received credits for purses in excess of the amounts generated under any such race meet agreements for Spring and Fall meets held prior to the Closing Date, Buyer shall, during the course of the next Spring and Fall meet conducted by the Buyer from and after the Closing Date, unless Buyer is legally precluded from doing so, (i) use commercially reasonable efforts to obtain a credit from the horsemen for such overpayments (i.e., a credit or offset against Buyer’s purse obligations to horsemen for 2006 Fall meet corresponding to any overpayment made by Seller to such horsemen during the 2005 Fall meet, and a credit against Buyer’s purse obligations to horsemen for the 2006 Spring meet corresponding to any overpayment made by Seller during the 2005 Spring meet), (ii) as and when the Buyer receives such credits, pay to Seller an amount equal to the amount thereof (within ten (10) days from the date such credits are applied), and (iii) provide Seller with reasonable access to Buyer’s books and records relating to purse payments in order to verify compliance herewith.

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                3.7.3 Closing Statement.

    (a)        At least ten days prior to the Closing Date, Seller in good faith shall prepare and deliver to Buyer (1) a preliminary closing statement consistent with the provisions of Section 3.7.2 (the “Preliminary Closing Statement”) and otherwise consistent with this Agreement and (2) a statement of the amount of each component of Working Capital (including accounts receivables and related allowances for collectibility as shown on the Transaction Financial Statements and Balance Sheet or on the accounting records of Seller as of the Closing Date) which it estimates will exist as of immediately prior to the Closing, giving effect to the transfer of the Assets and assumption of the Assumed Liabilities but excluding the Excluded Assets and Excluded Liabilities (the “Estimated Working Capital”), together with a representation that such amount was determined in accordance with GAAP applied on a basis consistent with those used in preparation of the Transaction Financial Statements and Balance Sheet (except as required to comply with the definition of Working Capital), it being understood that (and without limiting any other adjustments to be made) that the Buyer shall receive cash or a credit at Closing equal to the working capital needs of the Racetrack Business (based on historical income and expenses) (the “Required Working Capital”). The Required Working Capital shall be as agreed to by the parties prior to the Closing Date, or, if they fail to reach such an agreement, shall be determined by a nationally recognized accounting firm selected by the Seller and approved by the Buyer, the cost and expense of which shall be shared equally between the parties.

    (b)        Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer (1) a final closing statement consistent with the provisions of Section 3.7.2 (the “Final Closing Statement”) and otherwise consistent with this Agreement and (2) a statement of the amount of each component of Working Capital (including accounts receivables and related allowances for collectibility as shown on the Transaction Financial Statements and Balance Sheet or on the accounting records of Seller as of the Closing Date) as of the Closing, giving effect to the transfer of the Assets and assumption of the Assumed Liabilities but excluding the Excluded Assets and Excluded Liabilities (the “Final Working Capital”), together with a representation that such amount was determined in accordance with GAAP applied on a basis consistent with those used in preparation of the Transaction Financial Statements and Balance Sheet (except as required to comply with the definition of Working Capital). Buyer shall cause its employees and the employees of the Racetrack Business to assist Seller and its representatives in the preparation of the Final Closing Statement and Final Working Capital and shall provide Seller and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Buyer and the Racetrack Business for such purpose.

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    (c)        Buyer shall inform Seller of any questions or disputes within five (5) days of its receipt of the Final Closing Statement and Final Working Capital. If the parties are unable to agree upon the proposed Final Closing Statement and/or Final Working Capital, any dispute will be resolved by an independent nationally recognized public accounting firm mutually agreeable to the parties.

(d) The Purchase Price shall be adjusted as follows:

               (i)        If the Final Working Capital as finally determined pursuant to this Section 3.7.3 is greater than the Required Working Capital, the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Final Working Capital and the Required Working Capital, and Buyer shall promptly pay such amount to the Seller; and

               (ii)        If the Required Working Capital is greater than the Final Working Capital as finally determined pursuant to this Section 3.7.3, the Purchase Price shall be adjusted downwards in an amount equal to the difference between the Required Working Capital and the Final Working Capital, and Seller shall promptly pay such amount to the Buyer.

               (iii)        If there are any differences between the Preliminary Closing Statement and the Final Closing Statement, the Purchase Price shall be adjusted upwards or downwards, without any duplication, to reflect any such changes..

4. REPRESENTATIONS AND WARRANTIES OF SELLER.

        Seller represents and warrants to Buyer that, except as set forth on any Disclosure Schedule:

        4.1 Organization, Corporate Power, and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Seller has all requisite corporate power and authority and all Licenses, required to own, operate and lease the Assets, to conduct the Racetrack Business (subject to obtaining the requisite approval of the California Horse Racing Board (the “CHRB”) with respect to the allocation of racing days and the licensing of particular meets), to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations thereunder.

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        4.2 Authorization of Agreements. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by the Seller. This Agreement has been, and each other Transaction Document to which Seller is a party will be at the Closing, duly executed and delivered by Seller, and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors’ rights generally (regardless of whether considered in a proceeding in equity or at law).

        4.3 Effect of Agreement. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the Articles of Incorporation or By-laws of Seller, or any judgment, award or decree to which it is a party, or by which Seller or the Assets are bound, or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Racetrack Business to which Seller is entitled under any provision of any indenture agreement or other instrument binding upon Seller or by which any of the Assets is or may be bound, or result in the creation or imposition of any Lien upon any of the Assets, except (a) to the extent that the effect thereof is not reasonably likely to have a Material Adverse Effect, (b) consents and releases which may be required under Seller’s credit facilities, or (c) consents which may be required for assignment of certain of the Contracts.

        4.4 Governmental Approvals. The Seller is not required to file, seek or obtain any approval, authorization, consent or order or action of or filing with any Governmental Authority in connection with the execution and delivery by Seller of the Transaction Documents or the consummation by Seller of the Transactions, except (i) for any filings required to be made under the HSR Act, (ii) where failure to obtain such approval, authorization, consent, order or action, or to make such filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates, or (iv) as set forth in Section 5.4 of the Disclosure Schedule. To the knowledge of Seller, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the Required Consents.

        4.5 Licenses. Section 4.5 of the Disclosure Schedule lists all the Licenses held by the Seller or CDCFOC required for the operation of the Racetrack Business, including all Licenses relating to horse racing. Seller has delivered or made available to Buyer true and complete copies of all such Licenses. Seller has received no notice regarding the suspension, cancellation or termination of any of the Licenses, or any alleged violations or orders to comply, and to the knowledge of Seller, all such Licenses are valid and in full force and effect.

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        4.6 Condition of Real Property and Assets; Diligence Materials.

    (i)        AS-IS, WHERE IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE ASSETS HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS AND SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE CONDITION OF ANY ASSET OR ANY OTHER MATTER WHATSOEVER. Without limiting the generality of the foregoing, it is the explicit intent and understanding of each party hereto that, except as expressly set forth in this Agreement, neither party hereto, nor any of such party’s Affiliates, directors, officers, employees, shareholders or other representatives, is making any representation or warranty whatsoever (including, without limitation, any implied warranty of merchantability, habitability, fitness for particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Real Property with governmental laws, the truth, accuracy or completeness of all documents pertaining to the Real Property or any other information provided by or on behalf of Seller to Buyer), whether oral or written, express or implied, as to the accuracy or completeness of any information regarding the Racetrack Business, the Assets, the Real Property or the Assumed Liabilities. Each party hereto hereby agrees that, other than as expressly set forth in this Agreement, it is not relying on any statement, representation or warranty, whether oral or written, express or implied, made by the other party hereto (or such other party’s Affiliates, directors, officers, employees, shareholders or other representatives). Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Assets or relating thereto made or furnished by Seller or any real estate broker, investment banking firm or agent or contractor or consultant representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement.

    (ii)        DUE DILIGENCE MATERIALS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, FINANCIAL OR ENVIRONMENTAL CONDITION) WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF ANY INFORMATION OBTAINED FROM THIRD PARTIES AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.

        4.7 Compliance with Laws. Excluding for purposes hereof the subject matter addressed in Section 4.9 below, with regard to the use and operation of the Racetrack Business, except as set forth in the Disclosure Schedule, there is no non-compliance with applicable statutes, codes, ordinances, rules, regulations, requirements, orders, writs, directives, injunctions, awards, judgments and decrees (collectively, “Laws”) of any domestic or foreign court, commission, tribunal or any governmental agency or authority (collectively, “Governmental Authority”), or with any Licenses required by Laws issued by any Governmental Authority including without limitation, the regulations and requirements of the California Racing Board, the California Department of Health, the Department of Commerce and Consumer Affairs, the California Department of Toxic Substances Control, the California Regional Water Control Board - Los Angeles Region, the California State Water Resources Control Board, the City of Inglewood Building Department and any other county commission or agency, in each case that would have a Material Adverse Effect.

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        4.8 Financial Statements. The Transaction Financial Statements and Balance Sheet have been, and the monthly financial information to be delivered pursuant to Section 6.3 will be, prepared in accordance with accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the financial position of the Racetrack Business and the Assets as of the respective dates thereof and the results of operations and cash flows for the period covered by such financial statements and balance sheet, subject to normal year-end audit adjustments and any other adjustments described therein.

        4.9 Hazardous Substances. Except as set forth in the Diligence Materials, to Seller’s knowledge, there has been no discharge, disposal, dumping, injection, deposit, spill, leak, or release of a Hazardous Substance on, at, to, under, in, or from the surface of the soil or subsurface of the Real Property, that is reasonably anticipated to have a Material Adverse Effect.

        4.10 Environmental Matters. Except as set forth in the Diligence Materials, to the Seller’s knowledge, there are no pending Environmental Claims that are reasonably anticipated to have a Material Adverse Effect. To Seller’s knowledge, Seller has made available to Buyer all environmental reports in its possession concerning the Real Property.

        4.11 Personal Property; Liens.

(a) Seller has good title to, or in the case of leased personal property has valid leasehold interests in, all Assets that are personal property.

(b) No Asset is subject to any Lien, except for the following (collectively, “Permitted Liens”):

(i) Liens securing indebtedness or other obligations disclosed on the Transaction Financial Statement and Balance Sheet;

    (ii)        Liens for taxes not yet due and payable or those being contested in good faith (and for which adequate accruals or reserves have been established on the Transaction Financial Statement and Balance Sheet);

(iii) with respect to the Real Property, Liens listed in Exhibit J hereto;

(iv) Liens which do not materially detract from the value of such Assets, or materially interfere with any present or intended use of such Assets; and

(v) Liens to be released as of the Closing.

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        4.12 Leases. Except as set forth on Section 4.12 of the Disclosure Schedule, there are no Leases or other agreements relating to the possession or occupancy of any portion of the Real Property or operation of the Racetrack Business. Seller has a valid leasehold interest in each of the Leases set forth on Section 4.12 of the Disclosure Schedule. Seller has delivered, or otherwise made available to Buyer, true and complete copies of each of the Leases set forth on Section 4.12 of the Disclosure Schedule, including any amendments, supplements, extensions or other modifications thereof. Neither Seller nor, to Seller’s knowledge, the other party thereto, is in material breach or default of any such Lease. Seller has paid or accrued for, or will pay or accrue for prior to the Closing, all amounts due and owing prior to the Closing under all such Leases requiring the payment of a specific sum(s) of money on a specific date(s) or as the result of a specific occurrence(s).

      4.13 Intentionally Omitted.

       4.14 "Foreign Person" Status. Seller is not a "foreign person" within the meaning of section 1445 of the Internal Revenue Code.

        4.15 Eminent Domain: Zoning; Street Changes; Other Litigation. There are no actions, litigation or proceedings pending, or to Seller’s knowledge, contemplated or threatened, to take all or any portion of the Real Property, or any interest therein, by eminent domain or other similar authority, or to modify the zoning of, the Real Property.

        4.16 Absence of Certain Changes or Events. Since March 31, 2005, the Racetrack Business has been conducted in the ordinary course of business, consistent with past practice, as disclosed on the Transaction Financial Statements and Balance Sheet, and Seller has not with respect to the Racetrack Business or the Assets entered into an agreement or arrangement with respect to racing dates or incurred any material obligation or liability (fixed or contingent), except normal trade or business obligations and liabilities incurred in the ordinary course of business and obligations and liabilities in connection with the Transactions, and except those obligations and liabilities which would not reasonably be expected to have a Material Adverse Effect, discharged or satisfied any material lien, security interest or encumbrance or paid any material obligation or liability (fixed or contingent), other than pursuant to the terms of such obligation, mortgaged, pledged or subjected to any material Lien any of the Assets or transferred, leased or otherwise disposed of any portion of the Assets. In addition, since March 31, 2005, there has not been:

(a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

    (b)        any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Racetrack Business or any Assets (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case material to the Racetrack Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

    (c)        any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any current or former officer or employee of the Racetrack Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any current or former officer or employee of the Racetrack Business or (iii) change in compensation or other benefits payable to any current or former officer or employee of the Racetrack Business pursuant to any severance or retirement plans or policies thereof, other than in the ordinary course of business consistent with past practice;

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    (d)        any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Racetrack Business, which employees were not subject to a collective bargaining agreement as of the date of the Transaction Financial Statement and Balance Sheet, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of the Racetrack Business; or

    (e)        any commitment for a capital expenditure or for additions or improvements to property, plant and equipment in excess of $100,000 on an individual basis or in excess of $500,000 in the aggregate, other than those listed in Section 4.16(e) of the Disclosure Schedule.

        4.17 Material Contracts. Section 4.17 of the Disclosure Schedule sets forth each executory Contract (collectively, the “Material Contracts”) (a) that obligates Seller to pay an amount of $100,000 or more and which cannot be terminated at any time without material penalty, (b) by which any material portion of the Assets are bound, (c) that is an employment or severance agreement or Collective Bargaining Agreement or (d) that is a Lease for any Readerboard Signs. Seller has made available to Buyer true and complete copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all oral Contracts, listed, or required to be listed, on Section 4.17 of the Disclosure Schedule. Neither Seller nor, to the knowledge of the Seller, the other parties thereto is in material breach of any such Material Contract, each Material Contract is valid and enforceable in accordance with its terms for the periods stated therein, and there is not under any such Material Contract any existing material default (including, but not limited to, any payment default) or event of material default or event that, with notice or lapse of time or both, would constitute such a material default. Seller has paid or accrued for, or will pay or accrue for prior to the Closing, all amounts due and owing prior to the Closing under the Assigned Contracts requiring the payment of a specific sum(s) of money on a specific date(s) or as the result of a specific occurrence(s).

        4.18 Litigation. Except as disclosed in Section 3.4.3 of the Disclosure Schedule, there is no material legal, administrative, arbitration or other proceeding, claim, action, or governmental or regulatory investigation of any nature pending or, to the knowledge of Seller, threatened against or affecting the Seller, the Racetrack Business or the Assets.

        4.19 Assets. The Assets constitute all of the assets and properties used for, and materially necessary for the operation of, the Racetrack Business as of the date of the Transaction Financial Statements and Balance Sheet, except as to Assets sold, disposed of or consumed in the ordinary course of business since such date and the Excluded Assets.

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        4.20 Commissions. Except for Lazard Freres & Co., LLC, whose fees shall be Seller’s sole responsibility, neither Seller nor any of its directors, officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to the Transactions.

        4.21 Labor Relations and Collective Bargaining Agreements. To Seller’s knowledge, except as set forth in Section 4.21 of the Disclosure Schedule, (a) there is no unfair labor practice charge or complaint or union or employee grievance or arbitration against Seller pending, or, to Seller’s knowledge, threatened in writing against Seller; (b) there is no labor strike, dispute, slowdown or stoppage threatened or pending against Seller; (c) there is no representation claim or petition pending against Seller before the National Labor Relations Board; (d) Seller and its Affiliates are in material compliance with all labor laws applicable to Racetrack Employees; and (e) there has been no material work stoppage during the last five (5) years in respect to the Racetrack Business. Section 4.21 of the Disclosure Schedule contains a true and complete list of each Collective Bargaining Agreement to which Seller or CDCFOC is a party.

        4.22 Severance Obligations. The consummation of the Transactions (either alone or together with any other event) will not entitle any current or former Racetrack Employee to any compensation, bonus, retirement, severance or similar benefit or enhance any such benefit, or to any acceleration or vesting of any such benefit, with respect to which Buyer will have any obligation or responsibility (contingent or otherwise), with the exception of Buyer’s severance obligations to Hired Employees as set forth in Section 11.2.1.

        4.23 Employee Benefit Plans. To Seller’s knowledge, there are no liens against the Assets under Section 412(n) of the Internal Revenue Code or Sections 302(f) or 4068 of ERISA. Except as set forth on Section 4.23 of the Disclosure Schedule, neither Seller nor, to Seller’s knowledge, any corporation, trade, business or other entity under common control with Seller, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code, or under Section 4001 of ERISA (an “ERISA Affiliate”) has incurred any withdrawal liability with respect to any multi-employer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or terminated any plan subject to Title IV of ERISA. Except as set forth on Section 4.23 of the Disclosure Schedule, neither Seller nor, to Seller’s knowledge, any ERISA Affiliate has within the six years preceding the date of this Agreement contributed to, or expects to incur any obligation to contribute to any “single-employer plan” as defined in Section 4001(a)(15) of ERISA. From and after Closing, except pursuant to applicable Collective Bargaining Agreements, pursuant to an agreement with, or membership in, the California Racetrack Federation Association or as provided in this Agreement, Buyer will have no obligation to contribute to, or any liability in respect of, any Employee Benefit Plan (as such term is defined below) sponsored or maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate was obligated to contribute. Buyer will not be required to contribute after the Closing to any employee benefit plan as defined in Section 3(3) of ERISA to which only one employer contributes directly or indirectly (with the number of contributing employers being determined under Sections 414(b), (c), (m), (n) and (o) of the Internal Revenue Code). Neither Seller nor any ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Racetrack Business, except as required to avoid an excise tax under Section 4980B of the Internal Revenue Code or any similar state or local law. For purposes of this Agreement, the term “Employee Benefit Plan” means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, or (ii) any employment, severance, termination or other agreement or any other agreement, program, arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, retirement, or pension benefits (including, without limitation, any Multiemployer Plan), or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Section 4.23 of the Disclosure Schedules contains a true and complete list of each Employee Benefit Plan sponsored, maintained or contributed to by Seller or any ERISA Affiliate under which any current or former employee, consultant or director of the Racetrack Business has any present or future right to benefits (the “Seller Employee Benefit Plans”); provided, however, that there shall be no obligation to list on Section 4.23 of the Disclosure Schedules any Seller Employee Benefit Plan that is not a single-employer plan and that solely covers current or former employees of the Racetrack Business whose employment is or was subject to the terms of a Collective Bargaining Agreement.

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        4.24 Guaranties. Except as set forth on Section 4.24 of the Disclosure Schedule, there are no guaranties, letters of credit or performance bonds with respect to any obligations or liabilities of the Racetrack Business or any Asset.

        4.25 Foreign Corrupt Practices Act. To Seller’s knowledge, Seller has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

      4.26 Intellectual Property Rights.

    (a)        Section 4.26(a) of the Disclosure Schedule contains a complete and correct list of all: U.S. or foreign trademark, service mark, or trade name registrations and applications owned by or, for applications, filed on behalf of Seller that are material to the Racetrack Business or the Casino Business, or that contain the phrase HOLLYWOOD, including an identification of the mark at issue, and the registration or application number.

    (b)        Section 4.26(b) of the Disclosure Schedule contains a complete and correct list of all U.S. or foreign copyright registrations and applications owned by, or, for applications, filed on behalf of, Seller that are used principally in connection with the Racetrack Business or the Casino Business, including an identification of the title and nature of the work at issue and its registration number (if applicable).

    (c)        Section 4.26(c) of the Disclosure Schedule contains a complete and correct list of all: (i) agreements granting Seller the right to use any Intellectual Property Rights material to the Racetrack Business or the Casino Business (excluding commercial off the shelf software that is generally available on non-discriminatory pricing terms for an aggregate fee of $25,000 or less); and (ii) all agreements by which Seller has licensed to third parties any of the Intellectual Property Rights material to the Racetrack Business that are assigned to Buyer hereunder. Except as identified on Section 4.26 of the Disclosure Schedule, to Seller’s knowledge, the agreements listed in Section 4.26(c) of the Disclosure Schedule are valid and binding obligations of Seller, enforceable in accordance with their terms, and neither Seller nor any other Person party thereto is in default thereunder. Notwithstanding the foregoing, Seller does not represent or warrant that Section 4.26(c) of the Disclosure Schedule includes agreements that will not have a Material Adverse Effect on the Intellectual Property Assets or the use or value thereof, where the license of Intellectual Property Rights under such agreements is implied rather then express or is incidental to a relationship that does not relate primarily to the licensing of Intellectual Property Rights.

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    (d)        To Seller’s knowledge, the Intellectual Property Assets constitute sufficient rights to practice all Intellectual Property Rights Seller uses in the conduct of the Racetrack Business as currently conducted by Seller. There exist no material restrictions on the disclosure or use of the Intellectual Property Assets, including, to Seller’s knowledge, any such restrictions arising in connection with any infringement or alleged infringement, except as set forth in any of the agreements listed on Section 4.26(c) of the Disclosure Schedule. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property Assets (other than the Excluded Assets), except as set forth in any of the agreements listed in Section 4.26(c) of the Disclosure Schedule.

    (e)        Seller holds all right, title and interest in and to all Intellectual Property Assets owned by Seller, free and clear of any lien other than Permitted Liens. All assignments of Intellectual Property Assets to Seller have been duly recorded with the appropriate Governmental Authority, except for assignments from employees or contractors of Seller, and except for failures to record assignments that will not, individually or in the aggregate, give rise to a Material Adverse Effect. No material Intellectual Property Assets are invalid or unenforceable as a result of any intentional misstatements made by Seller in any filings with the Patent & Trademark Office or Copyright Office regarding such Intellectual Property Assets.

    (f)        To Seller’s knowledge: (i) no claim is threatened to the effect that the use of the Intellectual Property Assets by Seller infringes, misappropriates or otherwise violates any Intellectual Property Rights of another Person and (ii) no Person is infringing on any of the Intellectual Property Assets owned by Seller.

    (g)        (i) No claim has been served upon Seller or, to Seller’s knowledge, filed against Seller, alleging that the use of the Intellectual Property Assets by Seller infringes, misappropriates, or otherwise violates any intellectual property rights of another Person; (ii) to Seller’s knowledge, Seller’s current use, sale, or licensing of the Intellectual Property Assets does not infringe any Intellectual Property Rights of another Person; (iii) none of the Intellectual Property Assets owned by Seller are subject to any outstanding order or judgment restricting the use or licensing thereof by Seller, and (iv) Seller has not received from another Person any written offer to license asserting that Seller’s conduct of its business infringes or otherwise violates the Intellectual Property Rights of another Person or other written assertion of such infringement or violation.

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    (h)        Except as set forth in any of the agreements listed in Section 4.26(c) of the Disclosure Schedule: Seller has not granted any material current or contingent rights under the Intellectual Property Assets to license, sell, or otherwise distribute products or services.

    (i)        Seller has taken steps that are reasonable and customary in its industry to protect its confidential information and trade secrets, except where the failure to take such steps will not give rise to a Material Adverse Effect.

        4.27 Insurance. The Assets are insured in accordance with Seller’s standard insurance policies, and all insurance policies maintained by Seller are in full force and effect and will be in full force and effect as of the Closing. Section 4.27 of the Disclosure Schedule lists all insurance policies and bonds that are material to the Racetrack Business.

        4.28 Taxes. Seller has paid, or will pay (including by payment to Buyer or a taxing authority pursuant to Section 3.7.2(a)), on a timely basis when due all taxes required to be paid with respect to taxable periods ending on or prior to the Closing Date (including the pre-Closing Date portion of any taxable period beginning before and ending after the Closing Date), the non-payment of which could result in (i) a Lien on any Asset, (ii) a Material Adverse Effect or (iii) Buyer becoming liable therefor.

        4.29 LFR Levine•Fricke. Neither Seller, nor its Affiliates, has retained LLF for consulting or other services during the last three (3) years.

        4.30 Accounts Receivables. The accounts receivable of Seller reflected on the Transaction Financial Statements and Balance Sheet or on the accounting records of Seller as of the Closing Date  (i) have arisen only from bona fide transactions in the ordinary course of business, (ii) are reflected properly on Seller’s books and records, and (ii) unless paid prior to the Closing Date, are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Transaction Financial Statements and Balance Sheet or on the accounting records of Seller as of the Closing Date.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer represents and warrants to Seller that:

        5.1 Organization, Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign entity in the jurisdictions in which Buyer conducts its business, except where the failure so to qualify will not have a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents. Buyer has all requisite limited liability company power and authority to acquire, own, lease and operate the Assets, to conduct the Racetrack Business and to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

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        5.2 Authorization of Agreement. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally (regardless of whether considered in a proceeding in equity or at law).

        5.3 Effect of Agreement. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the organizational documents of Buyer or any judgment, award or decree to which it is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or result in the creation or imposition of any Lien upon any of the properties or assets of Buyer, except to the extent the effect thereof will not be materially adverse to Buyer’s ability to fulfill its obligations under the Transaction Documents to which it is a party.

        5.4 Approvals. Except as set forth in Section 5.4 of the Disclosure Schedule and except for filings pursuant to the HSR Act, no approval, authorization, consent or order or action of or filing with any Governmental Authority is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions. Buyer has received all required consents from its lender(s) necessary for Buyer to execute this Agreement and consummate the Transactions. To the knowledge of Buyer, there are no facts relating to the identity or circumstances of Buyer that would prevent or materially delay obtaining any of the required consents.

        5.5 Commissions. Neither Buyer nor any of its directors, officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to the Transactions.

        5.6 Financing. Buyer has sufficient funds available to consummate the Transactions. To the extent Buyer’s internal financing sources become unavailable, Buyer will promptly arrange for alternate financing for the Transactions, which financing will be in place in time to permit the Closing to occur on September 23, 2005.

        5.7 Buyer’s Investigation. Buyer is a sophisticated and experienced investor in real estate and will make its own investigation and analysis of the Assets being acquired hereunder as Buyer deems necessary with respect to the condition, suitability, compliance with law, and prospects for future development of such Assets for Buyer’s use and all other aspects of this Transaction. Buyer will rely upon its own (and its consultants’) inspections, investigations and analyses of the Real Property and other Assets, and, with the exception of only those express representations and warranties of Seller set forth herein upon which Buyer shall be entitled to rely, Buyer will not rely in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Sellers or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters it being expressly acknowledged that Seller has not verified the accuracy or completeness of any such information or the qualification of the persons preparing such information. Buyer acknowledges that Seller has not made any representations or warranties regarding the condition or suitability of the Assets, except as expressly set forth in this Agreement.

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        5.8 Environmental Investigation. Buyer represents and warrants to Seller that, subject to the terms set forth in Article 12 hereof, Buyer has conducted such site investigations of the Real Property, including, but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary to satisfy itself as to the condition of the Real Property and the existence or nonexistence or curative action to be taken with respect to any Hazardous Substances on the Real Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Except as otherwise provided in this Agreement, upon Closing, on behalf of itself, its lenders, successors, successors-in-interest and assigns, Buyer shall assume the risk that adverse matters, including, but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations.

        5.9 OFAC List. Buyer is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States, nor is Buyer subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

        5.10 LFR Levine•Fricke. Neither Buyer, nor its Affiliates, has retained LLF for consulting or other services during the last three (3) years.

6. COVENANTS OF SELLER.

        6.1 Preliminary Title Report. Seller has made (i) that certain preliminary title report issued by First American Title Insurance Company (the “Title Company”) (No. NCS-138403-LA2) dated May 25, 2005, and (ii) that certain ALTA survey of the Land dated June 2, 2005 prepared by Psomas as Job No. 1HOL1701.05 available to Buyer and Buyer has reviewed same and has signed off on the state of title and shall accept title to the Land, Improvements and the Casino Building subject to all such agreed-upon title exceptions, which are limited to those matters listed in Exhibit J attached hereto. It shall be Buyer’s sole responsibility to have obtained, prior to the execution of this Agreement, an unconditional commitment of the Title Company to issue its ALTA form of owner’s policy of title insurance (the “Title Policy”) at Closing in favor of Buyer insuring Buyer as the fee owner of the Real Property in the amount of the portion of the Purchase Price allocated to the Real Property, subject to no exceptions except the exceptions approved by Buyer and listed in Exhibit J hereto, with endorsements, reinsurance and direct access agreements as reasonably required by Buyer; provided, however, that Seller at Closing shall provide such Owner’s affidavits and statements and evidence of authority as may be required for the issuance of the Title Policy.

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        6.2 Conduct of Racetrack Business. During the period from the date hereof to the Closing Date, unless Buyer consents otherwise in writing (which consent shall not be unreasonably withheld or delayed), Seller shall:

6.2.1 Ordinary Course. Conduct the Racetrack Business only in the ordinary course consistent with past practice except as contemplated by this Agreement. In addition, Seller shall file any appropriate applications with the CHRB as required for a license for the fall 2005 meet to continue to conduct horse racing with pari-mutuel wagering thereon for the usual and customary race dates of Hollywood Park, and shall use its normal and customary efforts to obtain such a license; and use commercially reasonable efforts to preserve intact current business organizations and relationships with third parties and the current number of racing dates allocated to the Racetrack Business;

6.2.2 Maintain Insurance. Maintain any insurance coverage existing as of the date hereof against loss or damage to the Assets;

6.2.3 Purchase or Sale of Assets. Not acquire a material amount of assets from any other Person or sell, lease, license, transfer, encumber or otherwise dispose of any of the Assets except for any sale, lease, license, transfer or encumbrance in the ordinary course of business, or agree or commit to do any of the foregoing;

6.2.4 Maintenance of Assets. Maintain the Assets, in the aggregate, in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, and except for Assets disposed of, sold or consumed in the ordinary course of business;

6.2.5 Assigned Contracts. Not amend any Material Contract or be in default under any Material Contract (other than to the extent that the execution of this Agreement and the consummation of the Transactions may or may be alleged to constitute a default under any Material Contract);

6.2.6 Employment Contracts. Not (i) increase the compensation or other remuneration of any Racetrack Employees without the prior written consent of Buyer, or (ii) enter into any employment, severance or similar agreement with any Racetrack Employee, other than for the payment of severance on or prior to the Closing Date, which payments shall be solely the responsibility of Seller under Section 3.4.5;

6.2.7 Collective Bargaining Agreements. Not enter into any new, or amend any existing, Collective Bargaining Agreements, unless Buyer is afforded an opportunity to participate in negotiations in accordance with Section 6.5;

6.2.8 Maintain Licenses. Use commercially reasonable efforts to maintain, preserve, and renew any Licenses consistent with past practices; and

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6.2.9 Zoning. Not take any action or make any commitment, which relates to the development, zoning, rezoning or leasing or prospective leasing of the Real Property.

        6.3 Access. Subject to the other limitations contained in this Agreement, from the date hereof until the Closing Date, Seller will (a) during ordinary business hours and upon reasonable notice from Buyer, permit Buyer and its authorized representatives to have access to the offices, properties, books, records and all Assets in order to make such inspections, tests, and investigations as Buyer shall deem appropriate, (b) furnish, as soon as reasonably practicable, to Buyer or its authorized representatives such other information in Seller’s possession with respect to the Racetrack Business and the Assets as Buyer may from time to time reasonably request (including monthly financial information relating to the Racetrack Business as soon as practicable after the end of each calendar month), and (c) otherwise reasonably cooperate in the examination or audit of the Racetrack Business by Buyer. Such rights shall be limited by the provisions of this section. Notwithstanding the foregoing, Buyer shall not be entitled to conduct any Phase II environmental testing or other testing which would be invasive to the Real Property, including any drilling, except pursuant to Article 12. After the Closing, Seller will hold, and will use commercially reasonable efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Racetrack Business, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Racetrack Business. The obligation of Seller to hold any such information in confidence shall be satisfied if Seller exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Racetrack Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. With respect to Buyer’s activities:

6.3.1 Actions with Agencies. If prior to the Closing, Buyer shall initiate any inquiry or request directed at any governmental official with respect to the Real Property, or shall wish to engage in any discussions with any federal, state or local agency concerning matters with respect to the Real Property, Buyer shall (i) inform Seller from time to time of such inquiry, request or discussions, (ii) provide Seller with a reasonable opportunity to participate in any meetings or discussions, and (iii) keep Seller informed of the status thereof, provided however, that nothing in this Section shall be deemed to prevent Buyer or its representatives from requesting, inspecting or reviewing any and all records of any federal, state or local Governmental Authority or from having contact with any Governmental Authority for purposes of obtaining the permits and regulatory authorization necessary to conduct the Phase II Testing. Upon execution of this Agreement, Buyer and its representatives may have any other contact with a Governmental Authority that would ordinarily be included in an ASTM E-1527 Phase I Assessment or that is required to conduct its Phase II Testing.

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6.3.2 Correcting Damage. Buyer shall immediately repair any and all damage resulting from the acts or omissions of Buyer or Buyer’s agents, employees, contractors, representatives or subcontractors relating to the whole or any part of the Real Property.

6.3.3 Indemnity. Subject to the provisions of Section 3.4 herein, Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims and Liens arising out of the respective activities of Buyer and its authorized representatives in and about the Real Property prior to the Closing or earlier termination of this Agreement. For the sake of clarity, Buyer shall not be responsible for any Losses arising out of any contamination identified by Buyer or its authorized representatives if this Agreement is terminated pursuant to Article 10 or 12 herein.

        6.4 Consents.

                   (a)        Section 6.4(a) of the Disclosure Schedule sets forth each agreement, contract, License or other instrument binding upon Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).

                   (b)        Section 6.4(b) of the Disclosure Schedule sets forth each agreement, contract, License, or other instrument binding upon Seller requiring a consent or action by any Person (other than the Required Consents) as a result of the execution, delivery and performance of this Agreement (the “Other Consents”). After the date hereof, Seller shall use commercially reasonable efforts and cooperate with Buyer to obtain each Other Consent prior to Closing.

                   (c)        As promptly as practicable after the date hereof, Seller shall make all required filings with Governmental Authorities necessary in connection with the Transactions, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required for Seller to consummate the Transactions. Seller shall furnish promptly to Buyer all information that is in Seller’s possession and not otherwise available to Buyer that Buyer may reasonably request in connection with any such filing to be made by Buyer. Seller and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Contracts as may be required. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, Seller will not assign to Buyer any Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date. With respect to each such Contract not assigned on the Closing Date, after the Closing Date, Seller shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party, and Buyer and Seller shall use reasonable efforts to obtain the consent of all required parties to the assignment of such Contract. Such Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after the Closing Date, and thereafter shall be deemed to be an Assigned Contract for all purposes hereunder. If such consent is not a Required Consent or if Buyer nevertheless elects to consummate the Closing, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits of each such Contract and assume the corresponding obligations thereunder in accordance with this agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 6.4.

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        6.5 Collective Bargaining Agreements. To the extent that any Collective Bargaining Agreements have a term date which expires prior to the Closing Date, Seller may be required to enter into negotiations with the respective unions. In such event, Seller shall keep Buyer informed promptly of the status of negotiations with respect to new collective bargaining agreements with the unions party to such Collective Bargaining Agreements and, at Buyer’s option, a representative of Buyer may participate in any such negotiations.

        6.6 Racing Dates; Redevelopment. Seller agrees that, for a period of three years from the Closing Date, neither it nor any of its Affiliates shall take or cause to be taken any action that might result in (i) any decrease in the number of racing dates allocated to the Racetrack Business or (ii) Buyer’s ability to obtain approval by the City of Inglewood of a general plan amendment and a conforming zone change so as to provide the primary entitlement for Buyer’s intended overall development of the Real Property.

        6.7 Notices of Certain Events. Prior to the Closing Date, Seller shall promptly notify Buyer of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

    (c)        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Racetrack Business or any Asset that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

    (d)        the damage or destruction by fire or other casualty of any Asset material to the Racetrack Business or the Casino Building (each, a “Material Asset”) or part thereof or in the event that any Material Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or similar governmental action.

        6.8 Updated Disclosure Schedule. Prior to the Closing Date, Seller shall update the Disclosure Schedule by delivering to Buyer a revised Disclosure Schedule showing all changes since the date of hereof through the Closing Date (each a “Schedule Update”). If Buyer is unwilling, in its reasonable discretion, to consent to any Schedule Update or portion thereof, Seller may withdraw the Schedule Update or the applicable portion. If Seller elects not to withdraw the Schedule Update (or the applicable portion), Buyer may terminate this Agreement at any time thereafter during such period between the signing of this Agreement and the Closing Date, in which event the Deposit shall be immediately returned to Buyer. No later than three days prior to the Closing, Seller shall provide to Buyer written notice of the information it expects (as of the date of such notice) to appear on any Schedule Update. Each Schedule Update delivered to Buyer (and not withdrawn by Seller) shall be deemed to modify the representations and warranties made herein by Seller as of the Closing Date.

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        6.9 Intentionally Omitted.

        6.10 Seller’s Obligation to Seek Indemnification from Pinnacle in Certain Circumstances. After the Closing Date, to the extent that any Environmental Claim (as such term is defined under the 1999 Asset Purchase Agreement) made against Seller is an Environmental Claim (as such term is defined under the 1999 Asset Purchase Agreement) for which: (1) Pinnacle (or its successor) is contractually obligated to indemnify, defend and hold harmless Seller or its Affiliates under the 1999 Asset Purchase Agreement pursuant to Section 9.2.2 of such Agreement; and (2) any such Environmental Claim constitutes a matter as to which Buyer is obligated to indemnify Seller Indemnified Parties under Section 9.2.1(b) of this Agreement; then Seller shall use commercially reasonable efforts to first seek, or cause its Affiliates to seek, indemnification for such Environmental Claim from Pinnacle or its successors, under Section 9.2.2 of the 1999 Asset Purchase Agreement, prior to seeking indemnification from Buyer under Section 9.2.1(b) hereof. Without limiting the generality thereof, Buyer acknowledges that the assertion by Pinnacle or any one or more of its successors of any defense or right, whether arising from the status of Pinnacle or such successor as a surety or otherwise, which results or may result in a deferral, denial, suspension or abatement of a claim for indemnity asserted by Seller under the 1999 Asset Purchase Agreement shall not constitute a defense to the performance of Buyer’s duty to indemnify Seller under Section 9.2.1(b) hereof. As of the date hereof, Seller is not aware of any such defense or right.

7. COVENANTS OF BUYER.

        7.1 Permits and Consents. As promptly as practicable after the date hereof, Buyer shall make all filings with Governmental Authorities necessary in connection with the Transactions, and use all reasonable efforts to obtain all permits, licenses, approvals, authorizations and consents of all third parties required for Buyer to consummate the Transactions. The parties hereto shall reasonably cooperate with the other party in making all necessary filings and obtaining all required permits, licenses, approvals, authorizations and consents and promptly furnish to the other party all information that is in such party’s possession and not otherwise available to the other party which such party may reasonably request in connection with any actions to be performed by the parties to consummate the Transactions.

        7.2 Access to Books and Records. Except as otherwise provided herein, Buyer shall maintain, or shall caused to be maintained, for at least seven (7) years all original books, records, files, documents, papers and agreements pertaining to the Assets, the Assumed Liabilities or to the Racetrack Business before the Closing. If, at any time, Buyer proposes to dispose of any of such original documents, Buyer shall first provide Seller with sixty (60) days written notice of such proposal and shall offer to deliver the original documents it wishes to dispose of to Seller at the expense of Seller. At the end of such sixty (60) day period, Buyer may, without liability to Seller, dispose of any such original documents which Seller has not informed Buyer in writing that it desires to recover.

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        7.3 Cooperation in Third-Party Litigation. After the Closing, Buyer shall provide such cooperation as Seller or its counsel may reasonably request in connection with (a) any proceedings for which Buyer may be entitled to indemnification from Seller under Section 9.2 hereof; and (b) the Excluded Liabilities. Such cooperation shall include, but not be limited to: (i) making available at the reasonable request of Seller or its counsel and permitting Seller and its counsel, to make and retain copies of, any and all documents in the possession of or otherwise available to Buyer and allowing Seller to make inspections of the Real Property; (ii) making available upon the reasonable request of Seller or its counsel, employees and other persons within the control of or available to Buyer to consult with and assist Seller and its counsel and to prepare for and testify in connection with any proceedings, including depositions, trials and arbitration proceedings; and (iii) making available at the reasonable request of Seller or its counsel such other resources as may be within the control of or available to Buyer. Seller shall reimburse Buyer for Buyer’s reasonable, documented out-of-pocket expenses incurred (including such items as travel costs, and reasonable attorneys’ fees but not including any employee salaries or overhead) in connection with fulfilling its obligations under this Section 7.3.

        7.4 Racetrack Operator License. (a) As promptly as practicable after the date hereof, Buyer shall apply in writing with the CHRB for a racetrack operator license (the “Racetrack Operator License”), shall pay all required deposit fees pursuant to Section 19480 of the California Business and Professional Code and regulations issued by the Board, and shall use commercially reasonable efforts to pursue and obtain a Racetrack Operator License. Buyer shall file a Notice of Intention to file pursuant to Rule l431 of the CHRB at least 120 days prior to the 2005 Fall meet, and shall submit its application with respect thereto at least 90 days prior to the 2005 Fall meet. Buyer shall, subject to its right to give a Termination Notice under Section 7.4(b), maintain its Racetrack Operator License for three years immediately following the Closing Date.

                   (b)        If in any of the three years immediately following the Closing Date, (i) the CHRB shall allocate to Hollywood Park a number of racing dates that is less than the number of racing dates historically allocated to Hollywood Park and (ii) Buyer determines that continued operation of the Racetrack Business would be reasonably likely to result in Net Cash Flow of zero dollars or less during the current or any following year, then Buyer may provide to Seller a written notice of Buyer’s intent to terminate the Racetrack Business (a “Termination Notice”) and, unless Seller notifies Buyer within fifteen (15) days that it disagrees with Buyer’s Termination Notice, may terminate the Racetrack Business. If Seller disagrees with Buyer’s Termination Notice, such dispute shall be resolved by any nationally recognized accounting firm within thirty (30) days after Seller notifies Buyer that it disagrees with Buyer’s Termination Certificate. Buyer shall provide any financial information or other documentation reasonably requested by such accounting firm and Buyer and Seller shall each pay 50% of the costs and expenses of such accounting firm. The decision of such accounting firm shall be final and binding upon Buyer and Seller.

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                   (c)        If, prior to the date that is three years after the Closing Date, Buyer terminates the Racetrack Business for any reason other than as expressly provided in Section 7.4(b), Buyer expressly and irrevocably acknowledges and agrees that Seller would suffer a considerable loss and damages including, without limitation, the loss of the benefit of the Reinvestment Agreement and other consequential damages arising as a result of lost profits, which the Seller and Buyer agree are and will continue to be extremely difficult to ascertain with any degree of certainty. Accordingly, the parties agree that in the event of such termination, Buyer shall pay to Seller the sum of fifteen million dollars ($15,000,000) as liquidated damages in respect of such termination of the Racetrack Business. Such amount shall be paid within ten (10) days following such termination. Buyer expressly and irrevocably acknowledges and agrees that such amount is fair and reasonable under the circumstances existing as of the date hereof.

8. CONDITIONS PRECEDENT.

        8.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

8.1.1HSR Act. All waiting periods under the HSR Act shall have expired or terminated.

8.1.2 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any certificate delivered to Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein) and Seller shall have delivered to Buyer a certificate to that effect.

8.1.3 Compliance with Covenants. Seller shall in all material respects have performed and complied with all material terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect.

8.1.4 Actions or Proceedings. There shall not be instituted or pending any action or proceeding by any Person before any Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Assets or the Racetrack Business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Assets or of Buyer or any of its Affiliates or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Assets or any portion of the Racetrack Business. There shall not be any action taken, or any Laws enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Assets, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the purchase of the Assets, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in subsections (i) and (ii) of this Section; provided that Buyer acknowledges the application of this Section to Laws in effect as of the date hereof would not have such consequences.

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8.1.5 Opinion of Counsel for Seller. Buyer shall have received the favorable opinion of counsel to Seller, dated the Closing Date, to the effect specified in Sections 4.1, 4.2 and 4.3 of this Agreement.

8.1.6 Consents Obtained. Seller shall have obtained all the Required Consents.

8.1.7 Title Insurance. Buyer shall have obtained an ALTA extended coverage form of owner’s title insurance policy, or a binder to issue the same, dated the Closing Date and in an amount satisfactory to Buyer, insuring or committing to insure, at ordinary premium rates without any requirement for additional premiums, good and marketable fee simple title to the Real Property, free and clear of any Liens, except Liens permitted pursuant to Section 6.1.

8.1.8 Environmental Matters. Buyer shall not have exercised its right of termination under Article 12 of this Agreement.

8.1.9 Reliance Letter. Buyer, and only if requested by Buyer’s lender, such lender, shall have received a reliance letter from ENVIRON International Corporation regarding the Phase I Environmental Site Assessment and Limited Compliance Assessment dated April 11, 2005.

8.1.10 Estoppel Certificate. Buyer shall have received an estoppel certificate from the tenant under the Casino Lease, substantially in the form attached hereto as Exhibit L.

8.1.10 Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

8.2.1 HSR Act. All waiting periods under the HSR Act shall have expired or terminated.

8.2.2 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any certificate delivered to Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Buyer shall have delivered to Seller a certificate to that effect.

8.2.3 Compliance with Covenants. Buyer shall in all material respects have performed and complied with all material terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect.

8.2.4 Opinion of Counsel for Buyer. Seller shall have received the favorable opinion of counsel to Buyer, dated the Closing Date, to the effect specified in Sections 5.1, 5.2 and 5.3 of this Agreement.

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8.2.5 Consents Obtained. Each party hereto shall have obtained all the Required Consents, except where the failure to obtain such consents or approvals is a result of a breach by Seller.

8.2.6 Purchase Price. Buyer shall have delivered the Purchase Price in accordance with Section 3.3.

8.2.7 Environmental Matters. Seller shall not have exercised its right of termination under Article 12 of this Agreement.

8.2.8 Buyer’s Environmental Insurance. If Buyer obtains an acquisition loan to finance all or a portion of the Purchase Price and if, in connection with such loan, Buyer gives the acquisition lender a mortgage or deed of trust in the Real Property, Buyer shall cause Seller to be named as an additional insured on any environmental liability insurance policy or policies purchased by Buyer during the time that the loan obligations remain outstanding relating to the Real Property. Seller agrees it shall bring a claim under such insurance policy or policies only in connection with Environmental Claims brought by any acquisition lender for which Buyer has failed to indemnify Seller pursuant to Section 9.2 of this Agreement. Buyer shall (i) endeavor to give Seller notice of the terms of the policies and a reasonable opportunity to provide comments to same, and (ii) provide to Seller a copy of such policy or policies (or evidence of the binding thereof) promptly after its receipt of the same.

9. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

        9.1 Survival of Representations. The representations or warranties contained herein shall survive until the date which is one year after the Closing Date and shall then expire, except for (i) representations, warranties and covenants relating to taxes, which shall survive until the expiration of the period provided by law during which the tax in question can be collected by the relevant taxing authority and (ii) the representations and warranties in Sections 4.1, 4.2, 4.3 and 4.20 of this Agreement shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement (other than those with respect to taxes, those in this Article 9, and those which by their terms are intended to survive beyond one year) or in any certificate or other writing delivered in connection herewith shall survive the Closing for one year or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive for one year. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity specifying in reasonable detail the facts on which the claim is based shall have been given in accordance with Section 9.3 hereof. Unless written notice is given in accordance with the previous sentence, any such representation, warranty or covenant shall, upon the expiration specified in this Section 9.1, be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort, indemnification or any other legal theory.

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        9.2 Agreements to Indemnify.

9.2.1 General Indemnity.

    (a)        Seller’s General Indemnity. Effective at and after the Closing and subject to the terms and conditions of this Article 9, Seller hereby agrees to save, indemnify, defend and hold Buyer harmless, on an after-tax basis, from and against all Losses incurred by Buyer and Buyer’s employees, directors, officers, shareholders and agents or other representatives (each a “Buyer Indemnified Party” or collectively, the “Buyer Indemnified Parties”) resulting from (i) a breach of any representation or warranty by Seller contained in this Agreement, (ii) any breach of any covenant of or agreement by Seller contained in this Agreement, or (iii) any Excluded Liability. Notwithstanding anything to the contrary contained herein, Seller shall not be in breach of any representation or warranty made in this Agreement, if prior to the Closing, Buyer had knowledge that such representation or warranty was incorrect or untrue.

    (b)        Buyer’s General Indemnity. Subject to the terms and conditions of this Section 9, Buyer hereby agrees to save, indemnify, defend and hold Seller harmless, on an after-tax basis, from and against all Losses incurred by Seller and Seller’s employees, directors, officers, shareholders and agents or other representatives (each a “Seller Indemnified Party” or collectively, the “Seller Indemnified Parties”) resulting from (i) a breach of any representation or warranty by Buyer contained in this Agreement, (ii) any breach of any covenant or agreement by the Buyer contained in this Agreement, or (iii) any of the Assumed Liabilities. Notwithstanding anything to the contrary contained herein, Buyer shall not be in breach of any representation or warranty made in this Agreement, if prior to the Closing, Seller had knowledge that such representation or warranty was incorrect or untrue.

(c) Limitations on Indemnification.

               (i)        Notwithstanding anything herein contained to the contrary, the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification under Section 9.2.1(a)(i) or Section 9.2.1(a)(ii) unless and until the aggregate amount of all Losses incurred by such party otherwise indemnified against under clauses (i) through (ii) of Section 9.2.1(a), as the case may be, exceeds $1,000,000, (the “Indemnification Threshold”) in which case the Seller shall be liable only for the Losses in excess of such amount; provided that the aggregate amount of such Losses indemnified hereunder by Seller shall not exceed $10,000,000 (the “Indemnification Cap”).

               (ii)        Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to (x) any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Transactions Financial Statement and Balance Sheet or notes thereto or (y) any Loss relating to a breach of any representation, warranty or covenant in this Agreement by Seller, any Affiliate thereof, or any of Seller’s directors, officers, employees, shareholders, agents or other representative to the extent that Buyer proceeds with the Closing notwithstanding knowledge by Buyer or any Affiliate thereof at or prior to the Closing of such breach.

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               (iii)        If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 9.2(a) and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are reasonably necessary to permit Seller to recover from Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed in the following order of priority: (a) first, to the Buyer Indemnified Party in the amount of the Indemnification Threshold; (b) second, to the Seller in an amount equal to the aggregate payments made by Seller to the Buyer Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending, or otherwise incurred in connection with its rights hereunder; and (c) the balance, if any, to the Buyer Indemnified Party.

               (iv)        The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which either party has an obligation to indemnify hereunder, including by making commercially reasonable efforts to mitigate or resolve any claim or liability.

    (d)        Waiver and Release. Except as specifically set forth in this Agreement and the Transaction Documents, effective as of the Closing, in the absence of fraud or willful misconduct on the part of either party in connection with the negotiation, execution or delivery of this Agreement or the consummation of the Transactions contemplated hereby or by the Transaction Documents, Buyer, on behalf of itself and each of the Buyer Indemnified Parties, on the one hand, and Seller on behalf of itself and each of the Seller Indemnified Parties, hereby unconditionally and irrevocably waive any rights and claims any of them may have against each other hereunder, whether at law or in equity, relating to the Racetrack Business, the Assets, the Assumed Liabilities and/or the Transactions contemplated hereby. The rights and claims waived and released pursuant to this Section 9.2.1(d) include, without limitation, claims for contribution or other rights of recovery arising out of or in any way relating to Environmental Laws, claims for breach of contract, breach of representation and warranty, breach of implied covenants, negligent misrepresentation, any and all other claims for breach of duty, any and all claims, demands, causes of action (including without limitation causes of action based on statutory or common law), losses, damages, liabilities, costs and expenses (including attorneys’ fees, expert fees and court costs) of any and every kind or character, known or unknown, which Buyer could assert or allege against Seller (and Seller’s affiliates, subsidiaries, officers, directors, shareholders, employees and agents) at any time by reason of or arising out of any Hazardous Substances identified or discovered on, in, or under the Real Property, any latent or patent construction defects or physical conditions, violations or liability under any applicable laws (including, without limitation, any Environmental Laws) and any and all other acts, omissions, events, circumstances or matters regarding the Real Property. After the Closing, except as specifically set forth in this Agreement and the other Transaction Documents, this Section 9 shall constitute the sole and exclusive remedy of Buyer or the Buyer Indemnified Parties against the Seller, on the one hand, and of Seller or the Seller Indemnified Parties against the Buyer, on the other hand, for breach of any representation, warranty, covenant or other claim arising out of or in any way relating to this Agreement, the Transaction Documents and/or the Transactions contemplated hereby. For the sake of clarity, however, nothing provided in this Section 9.2.1(d) or in this Agreement shall constitute a waiver of Buyer’s rights to cause Seller to comply with Section 6.10 hereto.

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As part of the provisions of this Section 9.2.1(d), but not as a limitation thereon, Buyer hereby agrees, represents and warrants that, except as otherwise provided in this Agreement and the other Transaction Documents, the matters released herein are not limited to matters which are known or disclosed, and Buyer hereby waives with respect to the matters released herein any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules or regulations, including, without limitation, Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

For purposes of this Section, Buyer shall be defined as Buyer or Buyer’s officers, directors, shareholders, affiliates, partners, limited partner, members, employees and agents.

    (e)        Physical Condition. Except as set forth in Sections 9.2.1(a) and 9.2.2, no indemnification or other claim may be made by Buyer against Seller relating to the physical condition of the Real Property, including without limitation, the structural or seismic condition thereof.

9.2.2 Accuracy of Representations and Warranties. Conflict. If a matter arises which is subject to the indemnification provisions of both 9.2.1 and any other indemnification provisions set forth in this Agreement, the provisions of 9.2.1 shall apply exclusively.

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9.2.3 Subrogation. If an Indemnifying Party makes any payment under this Section 9 in respect of any Losses, such Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Losses; provided, however, that such Indemnifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates’ officers, directors, agents or employees.

9.2.4 Other Indemnification Provisions.

    (a)        Without limiting the generality of any provision of this Agreement, Seller shall indemnify, defend and hold Buyer harmless from and against all Losses incurred by Buyer and Buyer’s employees, directors, officers, shareholders and agents resulting from: (a) any taxes imposed with respect to the operation of the Racetrack Business for periods prior to and through the Closing Date, (b) Seller’s obligation to contribute to or sponsorship of or participation in any Seller Employee Benefit Plan (whether arising prior to, on or after the Closing Date) or (c) any withdrawal liability under Sections 4063 or 4201 of ERISA with respect to any Seller Employee Benefit Plan which has arisen or may arise in connection with the consummation of the Transactions, or otherwise with respect to a withdrawal by Seller or any of its ERISA Affiliates from any Seller Employee Benefit Plan. The indemnification provided in this Section 9.2.4(a) shall (x) not be subject to the provisions of Section 9.2.1(c) and (y) survive the expiration provision of this Agreement and any applicable statute of limitations.

    (b)        Without limiting the generality of any provision of this Agreement, Buyer shall indemnify, defend and hold Seller harmless from and against all Losses incurred by Seller and Seller’s employees, directors, officers, shareholders and agents resulting from: (a) any taxes imposed with respect to the operation of the Racetrack Business for periods after the Closing Date, (b) Buyer’s obligation to contribute to or sponsorship of or participation in any Employee Benefit Plan after the Closing Date or (c) any withdrawal liability arising after the Closing Date under Sections 4063 and 4201 of ERISA with respect to a withdrawal by Buyer or any of its ERISA Affiliates from any Employee Benefit Plan sponsored or maintained by Buyer, subject to the limitations contained in Section 11.2.3 of this Agreement. The indemnification provided in this Section 9.2.4(b) shall (x) not be subject to the provisions of Section 9.2.1(c) and (y) survive the expiration provision of this Agreement and any applicable statute of limitations.

        9.3 Conditions of Indemnification. The respective obligations and liabilities of the Indemnifying Party to the Indemnified Party under Section 9.2 shall be subject to the following terms and conditions:

9.3.1 Notice. Within thirty (30) days after receipt of notice of commencement of any action or the assertion of any claim by a third party or Governmental Authority (but in any event at least ten (10) days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), or notice of any other matter for which indemnification may be sought, an Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of any claim, process or other legal pleading and, in the event the notice relates to any other matter, a reasonably detailed description of the nature of such other matter, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party. Notwithstanding the Indemnifying Party’s undertaking of such defense, the Indemnified Party shall have the right to engage its own counsel, at its own expense, and participate in the defense of the claim; provided, however, that the Indemnifying Party shall retain the right in its sole and absolute discretion to make all decisions with respect to the defense, settlement or compromise of such claim, except as otherwise provided herein; provided that the Indemnifying Party remains liable for any payments due under any such settlement or compromise. The failure of the Indemnified Party to give notice of any claim or other matter within the time period specified herein shall not adversely affect the Indemnified Party’s right to indemnification hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim or otherwise results in prejudice’s the Indemnifying Party.

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9.3.2 Assumption of Defense. If the Indemnifying Party, by the fifteenth day after receipt of notice of any claim or matter (or, pursuant to the parenthetical in Section 9.3.1, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party (but only to the extent of the indemnification obligation); provided, however, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld. If after electing not to defend against such claim or proceeding, the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such claim or proceeding or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim or proceeding in a reasonably prudent manner.

Notwithstanding the preceding paragraph, the Indemnifying Party shall have the right to assume the defense of any claim or matter at any time prior to settlement, compromise or final determination thereof if the Indemnifying Party provides assurances, reasonably satisfactory to the Indemnified Party, that the Indemnifying Party will be financially able to satisfy such claim in full (to the extent of the indemnification obligation) if such claim or proceeding is decided adversely. The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim or proceeding.

If the Indemnifying Party assumes the defense of any claim or matter in accordance with this Section 9.3, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or matter, without the prior written consent of the Indemnified Party; provided, however, that:

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    (i)        the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment, or shall obtain and deliver to such Indemnified Party prior to the execution of a settlement a general release executed by the claimant, which general release shall release the Indemnified Party from any liability in such matter;

    (ii)        the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnified Party or to agree to any restriction that would apply to any Indemnified Party or to its conduct of business; and

(iii) a condition to any such settlement shall be a complete release of such Indemnified Party with respect to such claim.

If, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may direct the defense with respect to those issues as to which a conflict exists or potentially exists at the Indemnifying Party’s sole cost and expense.

9.3.3 Claim Adverse to Indemnifying Party. Notwithstanding anything to the contrary in this Section 9.3, if there is a reasonable probability that a claim may materially adversely affect the Indemnifying Party other than as a result of money damages or other money payments, the Indemnifying Party shall have the right, at its own cost and expense, to compromise or settle such claim, but the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

9.3.4 Cooperation. In connection with any such indemnification, the Indemnified Party will cooperate in all commercially reasonable requests of the Indemnifying Party.

9.3.5 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Transaction Document, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

9.4 Calculation of Losses. The amount of any Losses payable under Section 9.2 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party in respect of such Losses under applicable insurance policies or from any other Person responsible therefor (calculated after reduction for reasonable fees, expenses, and indirect costs incurred in such recovery) (any such amounts shall be referred to herein as “Other Source Payments”). If the Indemnified Party receives any Other Source Payments subsequent to its receipt of an indemnification payment by the Indemnifying Party hereunder, then such Indemnified Party shall promptly reimburse the Indemnifying Party making such indemnification payment up to the amount of such Other Source Payments (to the extent attributable to the Losses in question) actually received by the Indemnified Party. Nothing in this section shall be construed or interpreted to mean that an Indemnified Party must seek recovery for any Losses payable under Section 9.2 from applicable or potentially applicable insurance policies or from any other Person alleged to be responsible therefor, other than as set forth in this Agreement.

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9.5 Remedies Exclusive. Except as provided herein, the remedies provided in this Article 9 and Section 6.10 shall be the exclusive remedy for each party for monetary damages and for any Environmental Claim (whether at law or in equity) between the parties. None of Seller’s officers, employees, agents, stockholders, consultants, investment bankers, legal advisers or representatives shall have any liability or obligation to Buyer in connection with the Transactions contemplated by this Agreement or in respect of any statement, representation, warranty or assurance of any kind made by Seller, its representatives or any other Person. None of Buyer’s officers, employees, agents, stockholders, consultants, investment bankers, legal advisors or representatives shall have any liability or obligation to Seller in connection with the Transactions contemplated by this Agreement or in respect of any statement, representation, warranty, or assurance of any kind made by Buyer, its representatives or any other Person.

10. TERMINATION.

      This Agreement may be terminated:

        10.1 Injunction. By either Buyer or Seller if any court or Governmental Authority of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree, judgment or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

        10.2 Mutual Agreement. By mutual written agreement of Buyer and Seller.

         10.3 Required Consents. By failure to obtain any Required Consents as of the Closing Date, subject to Seller's right to a reasonable extension in order to obtain such Required Consents.

        10.4 Material Breach. By either Buyer or Seller, if there has been a material breach on the part of the other party in its representations, warranties or covenants set forth herein; provided, however, that if such breach is susceptible to cure the breaching party shall have twenty (20) business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 10.4 in which to cure such breach. Termination for material breach shall not impair any party’s rights to pursue any available remedies at law or in equity.

        10.5 Environmental Termination. By Seller or Buyer pursuant to Article 12.

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        10.6 Uncured Asset Loss. By Buyer, if any loss, damage, impairment, confiscation or condemnation of all or any portion of the Assets (each, an “Asset Loss”) occurs with respect to an asset which is material to the Casino Building or an asset which is material to the operation of the Racetrack Business and such Asset Loss is not cured by Seller prior to the Closing Date (it being acknowledged that Seller shall not have any obligation to do so); provided, however, that notwithstanding anything to the contrary set forth herein, (i) in the event such Asset Loss may be cured within 180 days, but may not be cured by Seller prior to the Closing Date despite the diligent undertakings of Seller to cure such Asset Loss prior to the Closing Date, Seller shall have the right to extend the Closing Date by such reasonable period of time as necessary to cure such Asset Loss prior to the Closing Date, provided that such time period shall not exceed 180 days from the date of the Asset Loss (the “Extended Closing Date”), by providing written notice of such election to Buyer and, notwithstanding anything to the contrary set forth herein, this Agreement may be terminated by Buyer pursuant to this Section 10.6 solely if such Asset Loss is not cured by Seller by such Extended Closing Date or (ii) Buyer shall have the right to elect to receive the net insurance proceeds attributable to such Asset Loss (if and to the extent that such Asset Loss was an insured loss) in lieu of Seller’s cure of such Asset Loss prior to the Closing Date, in which event, notwithstanding anything to the contrary set forth herein, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 10.6.

        10.7 Effects of Termination. If this Agreement is terminated pursuant to this Section 10, all obligations of the parties hereunder (except for those pursuant to Section 10 and Sections 6.3.3, 11.1, 13.2, 13.8, 13.9 and 13.10) shall terminate without liability of any party to any other party; provided, however, that no termination shall relieve any party from any liability arising from or relating to a material breach prior to termination.

IF THE SALE IS NOT CONSUMMATED DUE TO A MATERIAL BREACH BY BUYER HEREUNDER, THEN SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS PROVIDED IN SECTIONS 10, AND SECTIONS 6.3.3, 11.1, 13.2, 13.8, 13.9 AND 13.10. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S INDEMNITY OBLIGATIONS HEREUNDER.

Initials: Seller _______   Buyer _______

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11. OTHER COVENANTS.

        11.1 Announcements. Each party agrees not to make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will make an announcement thereafter without the consent of the other only to the extent it believes in good faith that disclosure is required by applicable law or by obligations pursuant to any rules of or listing agreement with any national securities exchange or the NASDAQ National Market System. The commencement of litigation relating to this Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section 11.1.

      11.2 Employment Matters.

11.2.1 Offers of Employment. Section 11.2.1 of the Disclosure Schedule contains a list of each current Racetrack Employee. Beginning on the date hereof and ending August 1, 2005, Seller agrees, upon reasonable notice from Buyer, to allow Buyer to interview those Racetrack Employees who are department heads and supervisors of department heads. Any such interviews shall take place during ordinary business hours and shall be conducted in compliance with applicable law. At the end of such period, Buyer shall provide Seller with a list of the Racetrack Employees to whom it intends to offer employment. Such offers of employment will be contingent upon and effective on the Closing Date. Employees who accept such offers of employment are referred to herein as “Hired Employees.” Buyer agrees to pay to those Hired Employees listed by name on Section 11.2.1 of the Disclosure Schedule who remain continuously employed by Buyer on the third anniversary of the Closing Date a retention bonus as set forth in such section (the “Retention Bonus”). If within three years following the Closing Date any Hired Employee listed on such schedule is (i) involuntarily terminated by Buyer without cause (where “cause” means a willful breach or neglect of a duty, breach of fiduciary duty, insubordination, theft, fraud, dishonesty, malfeasance or misfeasance in performance of one’s duties, commission of a felony and/or the material disregard of the policies or procedures of Buyer), (ii) involuntarily terminated by Buyer due to the cessation of the Racetrack Business by Buyer, or (iii) constructively terminated by Buyer (where “constructive termination” means a reduction in base salary, annual bonus opportunity, rank, title, reporting requirements, authority or duties from that in effect as of the date hereof (which such action is not cured by Buyer within ten days of receipt of notice from the employee to Buyer); a failure to pay amounts owed or benefits when due (which failure is not cured by Buyer within ten days of receipt of notice from the employee to Buyer); or a relocation of the primary place of employment of more than 20 miles from the location as of the date hereof; provided, however, that severance benefits for constructively terminated employees are limited to just those employees designated as eligible on Section 11.2.1 of the Disclosure Schedule), Buyer shall (x) pay the Retention Bonus to such employee upon termination and (y) provide, through payment by Buyer of all applicable COBRA premiums, such employee continued medical, dental and vision coverage (as then in effect for active employees) for a period of six months following termination of employment to the extent such employee elects COBRA continuation coverage. Subject to the foregoing obligations following the Closing, each full-time Hired Employee shall be eligible to receive benefits under Employee Benefits Plans sponsored or maintained by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute (and for the costs of which Seller shall not be responsible), on the same basis as similarly situated employees of Buyer who are employed in its racetrack business. To the extent any Hired Employee has accrued but unpaid wages (including vacation entitlements) as of the Closing Date, Seller shall pay to such Hired Employee any such amounts immediately prior to the Closing Date. Seller shall also pay to each Hired Employee the pro-rata portion of his or her annual bonus for the year in which the Closing occurs, if any, on or about the date when any such bonus has ordinarily been paid. Each full-time Hired Employee’s period of service and compensation history with Seller or its Affiliates shall be counted in determining eligibility for, and to the extent applicable, the amount and/or vesting of, vacation benefits or any benefits or practice as to which period of service is a factor, including benefits under each Employee Benefit Plan maintained or sponsored by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute to the extent that such service was recognized under any analogous plan of Seller or its Affiliates immediately prior to the Closing Date. Each full-time Hired Employee shall be covered as of his date of hire under any Employee Benefit Plan maintained or sponsored by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute, providing health care benefits (whether or not through insurance) without regard to any waiting period or any condition or exclusion based on any pre-existing conditions, medical history, claims experience, evidence of insurability, or genetic factors (except to the extent such exclusions or conditions were applicable under a corresponding Seller Employee Benefit Plan), and shall receive full credit for any deductible payments made before the Closing Date, to the extent that such expenses were incurred during a period in which such employee was covered under a corresponding Seller Employee Benefit Plan. For the avoidance of doubt, except as otherwise expressly provided in this Agreement, Buyer and its Affiliates shall not assume or have transferred to them the sponsorship of any of the Seller Employee Benefit Plans or any other benefit plans or arrangements maintained by Seller or any of its Affiliates.

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Seller shall cause the interests of Hired Employees in the SunTrust Retirement Services 401(k) Investment Plan (the “HP Plan”) to become fully vested at the Closing Date and distributable immediately thereafter. In the event a Hired Employee receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Internal Revenue Code) from the HP Plan, if Buyer sponsors a tax-qualified defined contribution plan (“Buyer Plan”), Buyer shall cause the Buyer Plan to accept a direct rollover of such eligible rollover distribution (excluding any portion of such eligible rollover distribution comprised of the outstanding balance of a loan from the HP Plan to such Hired Employee).

11.2.2 Retention of Liabilities. Seller shall be responsible for all liabilities, if any, resulting from Seller’s termination of any Racetrack Employee prior to or on the Closing Date, including, but not limited to, (a) hospitalization or medical claims; (b) any claim asserting the right to participate in any medical insurance program on a “self-pay” basis under COBRA or any comparable state or local law; (c) any claims or litigation resulting from such terminations and/or the sale of the Assets, regardless of when such claims may be asserted and (d) any severance payments or benefits. Notwithstanding any other Section of this Agreement, Buyer shall be solely responsible for all liabilities, if any, under federal and state WARN acts incurred in connection with the Transactions. Five business days prior to the Closing Date, Seller shall provide to Buyer a list of all Racetrack Employees whose employment was terminated during the period beginning on the date hereof and ending on the date such list is provided, noting the date of termination for each employee and whether such termination was voluntary or involuntary on the part of the employee.

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11.2.3 Multiemployer Plans. Seller may withdraw from any of the Multiemployer Plans listed in Section 11.2.3 of the Disclosure Schedule at the Closing Date. With respect to such Multiemployer Plans listed on Section 11.2.3 of the Disclosure Schedule which Seller shall not elect to so withdraw from (the “Surviving Plans”), Buyer and Seller shall take all steps necessary under Section 4204 of ERISA so that the transaction contemplated by this Agreement will not constitute a partial or complete withdrawal under Section 4201 of ERISA. In addition, between the date hereof and the Closing Date, Buyer and Seller shall use commercially reasonable efforts so that the transaction contemplated by this Agreement will not constitute a withdrawal under the California Race Track Pension Plan. As required by Section 4204(a)(1)(C) of ERISA, the Seller agrees that if Buyer withdraws in a complete withdrawal, or a partial withdrawal with respect to operations, with respect to any of the Surviving Plans during the first 5 plan years following the Closing Date, the Seller is secondarily liable for any withdrawal liability it would have had to the applicable Surviving Plans with respect to the operations if the liability of the Buyer with respect to such Surviving Plan(s) is not paid. In addition, the Seller agrees that if Buyer shall withdraw in a complete or partial withdrawal from the California Race Track Pension Plan and/or any of the Surviving Plans due to a cessation of the Racetrack Business on or before the last day of the fifth plan year beginning immediately after the Closing, the Seller shall indemnify and hold the Buyer harmless from and against any withdrawal liability incurred by Buyer in connection with such complete or partial withdrawal, provided that the aggregate amount of such withdrawal liability indemnified hereunder by Seller shall not exceed the amount of the withdrawal liability that would have been incurred by Seller if Seller had completely withdrawn from the applicable plan or plans on the Closing Date (the “Withdrawal Liability Cap”). The Withdrawal Liability Cap shall be calculated in good faith in accordance with ERISA and agreed upon by Buyer and Seller within ninety days following the Closing Date.

        11.3 Cooperation. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and to perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).

        11.4 Excluded Assets. If, after the Closing Date, Excluded Assets, including, but not limited to, proprietary information of Seller, shall remain on the Real Property, then Buyer shall take reasonable efforts to deliver such Excluded Assets to Seller at the expense of Seller and, so long as such information shall remain on the Real Property, Buyer shall exercise the same reasonable degree of care with respect thereto as it does with respect to its own property.

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        11.5 Tax Cooperation. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Racetrack Business or the Assets. Any information obtained pursuant to this Section relating to taxes shall be kept confidential by the other party.

        11.6 Racetrack Business. Provided that either (i) the CHRB allocates to Hollywood Park Racetrack a number of racing dates for each of the three years immediately following the Closing Date that is not less than the number of racing dates historically allocated to Hollywood Park Racetrack or (ii) the board of directors of the Thoroughbred Owners of California provides to the CHRB written support for allocation of such number of racing dates to Hollywood Park Racetrack, then Buyer agrees to allocate at least five million dollars ($5,000,000) for certain capital improvements to the racing surfaces and the turf course of Hollywood Park Racetrack, including a new Polytrack racing surface and turf course repairs (“Track Improvements”). Buyer shall commence such Track Improvements no later than one hundred and twenty (120) days following the last day of the meet first occurring after the date that either of the events set forth in (i) or (ii) of this Section 11.6 shall have occurred (such 120-day period to be extended if and to the extent that Buyer is prevented from doing so as a result of events constituting force majeure or any other circumstances outside of Buyer’s control), and once such Track Improvements have commenced, they shall be completed as soon as reasonably practicable. The parties acknowledge and agree that if the Track Improvements are required hereunder and not completed in accordance herewith, Seller will suffer loss which is extremely difficult to ascertain. Accordingly the parties agree that in such event Buyer shall be required to pay to Seller as liquidated damages the amount that is the sum of five million dollars ($5,000,000) less the amount actually spent on such Track Improvements in immediately available funds. Buyer expressly and irrevocably acknowledges and agrees that such sum is fair and reasonable under the circumstances existing as of the date hereof

        11.7 Commercially Reasonable Efforts. Each party will use commercially reasonable efforts (excluding the institution of litigation) to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the Transactions shall be effected substantially in accordance with the terms of this Agreement as soon as reasonably practicable. In addition, each party will use reasonable efforts to ensure that its representations and warranties remain true and correct in all respects as of the Closing Date.

        11.8 Removal of Signage and Logos. Each party hereby acknowledges and agrees that Buyer and Seller shall cooperate to determine the best means of, and Buyer shall be responsible for, removing the various signs and logos of Seller from the personal property items described in Sections 2.1.2 and 2.1.10.

        11.9 Race Tickets. Seller agrees that for as long as Seller shall continue to operate the Kentucky Derby, then (i) for as long as Buyer shall conduct race meets at Hollywood Park Racetrack, Buyer shall be entitled to purchase tickets to two (2) boxes (with 6 seats in each, for a total of 12 tickets) each year at the then current market rates, and (ii) for as long as Buyer shall conduct race meets at Bay Meadows Racetrack, Buyer shall be entitled to purchase tickets to one (1) box (with 6 seats) each year at the then current market rate. In addition, Seller agrees that for as long as Seller shall continue to operate the Kentucky Oaks, then (i) for as long as Buyer shall conduct race meets at Hollywood Park Racetrack, Buyer shall be entitled to purchase tickets to two (2) boxes (with 6 seats in each, for a total of 12 tickets) each year at the then current market rates, and (ii) for as long as Buyer shall conduct race meets at Bay Meadows Racetrack, Buyer shall be entitled to purchase tickets to one (1) box (with 6 seats) each year at the then current market rate to the Kentucky Oaks. The box seats for both such events shall be in locations at least as favorable as the locations provided for use by employees of Bay Meadows Racing Association and the Hollywood Park Racetrack at the 2005 Kentucky Derby. In addition, Seller shall to provide box one (1) box (with 6 seats) to both the Kentucky Derby and Kentucky Oaks (so long as Seller shall continue to operate same) to CAL National Bank as a sponsor in respect of the operations of the Hollywood Park Racetrack pursuant to that certain Sponsorship Agreement dated April 1, 2005 between Seller and CAL National Bank, so long as such sponsorship agreement shall be in effect. Seller shall use commercially reasonable efforts to satisfy Buyer’s ticket purchase requests for any additional box seats as may be available for any of Seller’s events, at the then current market rates and terms.

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12. PHASE II ENVIRONMENTAL DILIGENCE PRIOR TO CLOSING

        12.1 Buyer Submission of Phase II Work Plan. At Buyer’s option, but in any case prior to the execution of this Agreement, Buyer shall have provided to Seller and Seller shall have approved a work plan for any Phase II or other intrusive environmental testing Buyer deems necessary for purposes of evaluating the subsurface environmental or other Hazardous Substance conditions on, at, under, in or from the Real Property that may affect Buyer’s redevelopment plans (such testing, the “Phase II Testing”). Buyer’s work plan shall include (1) a detailed description of any proposed sampling of air, soil, soil gas, or groundwater that Buyer seeks to perform, including the location of any sampling and any proposed analytical methods to evaluate such samples, and (2) an explanation of the purpose for any such sampling and analyses. If such a work plan shall have been provided by Buyer and approved by Seller, it shall be attached to this Agreement as Exhibit K and referred to herein as “Work Plan”.

    (a)        After approval by Seller of the Work Plan (which shall occur prior to the date hereof), Buyer or Buyer’s agents shall be given access to the Real Property to undertake and complete its Phase II Testing (described in the Work Plan) and its Phase II Report (as defined below). The Phase II Testing and Phase II Report shall be completed by August 1, 2005 unless extended by the mutual agreement of Buyer and Seller (the period commencing on the date hereof and ending on August 1, 2005 (or on such mutually agreed extended date) shall be referred to herein as the “Phase II Period”).

    (b)        Seller or Seller’s agents may observe and be present at the Real Property when Buyer or Buyer’s agents perform the Phase II Testing. Seller shall have the right to obtain split samples at Seller’s own expense and at Seller’s sole discretion. Buyer shall contemporaneously provide to Seller, copies of all final data, laboratory reports, or analytical results of its sampling on the Real Property received by Buyer or Buyer’s agents pursuant to this Section.

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    (c)        Subject to Seller’s approval, which shall not be unreasonably withheld, Buyer and its authorized representatives shall have the right to modify the Work Plan if, in the course of Buyer’s investigation, circumstances arise that require a modification of the Work Plan in order to accurately evaluate the environmental or other Hazardous Substance conditions on, at, under, in or from the Real Property or Assets. This subsection shall not extend the time period in which Buyer must complete all Phase II Testing, which shall not extend beyond the Phase II Period.

    (d)        In the event that either Seller or Buyer discovers the presence of any Hazardous Substance on, at, under, in or from the Real Property or in the groundwater thereunder as a result of the Phase II Testing Buyer performs pursuant to this Article 12 for which it concludes that any applicable federal, state or local law, ordinance, regulation or rule governing the release of hazardous materials, toxic chemicals, hazardous substances, hazardous waste, or waste into the soil or groundwater, requires a report to be made to a Governmental Authority, then Seller, in its sole and absolute discretion, shall determine whether any reporting to a Governmental Authority is required, and if Seller determines the same is required, Seller shall have the sole and exclusive right and responsibility to do so. In the event Seller does report any or all of the results of the Phase II Testing, Seller shall notify Buyer promptly of such reporting and provide a copy of the public documents that Seller submits to a Governmental Authority and all responses received from the applicable Governmental Authority, if any. Nothing in this Section 12.1(d), however, shall prevent Buyer or its authorized representatives from complying with any independent reporting obligation to which they may be subject under any Law.

    (e)        Upon the expiration of the Phase II Period, Buyer may elect to (i) waive its rights under this Article 12 to seek a purchase price reduction; or (ii) deliver to Seller a written estimate of the anticipated costs, if any, to investigate or remediate environmental or Hazardous Substance conditions (in air, soil, soil gas or groundwater) on, at, under, in or from the Real Property in order to complete Buyer’s planned redevelopment of the Real Property provided that those costs for redevelopment activities shall not include costs for redevelopment activities unrelated to environmental contamination, including, but not limited to, grading, compliance with the California Environmental Quality Act, demolition, removal of any subsurface structures (e.g. pipelines or tanks) or special handling for contaminated demolition debris (e.g. asbestos, lead-based paint or contaminated concrete) (such written estimate an “Environmental Remediation Cost Estimate”); or (iii) terminate this Agreement and receive the full amount of the Deposit from Seller, provided that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 12.1(e) unless the Final Environmental Remediation Cost Estimate exceeds $20 million as determined either by Buyer and Seller together or by LLF. In the event that Buyer prepares an Environmental Remediation Cost Estimate, Buyer shall provide that estimate in writing to Seller along with copies of all final data, laboratory reports or analytical results of its sampling (unless already provided pursuant to Section 12.1(b)) and an explanation of how Buyer arrived at the estimate and why such costs are necessary to bring the Real Property into compliance with all Environmental Laws applicable to investigation and remediation of the Real Property if it were redeveloped consistent with Buyer’s redevelopment plans (“Phase II Report”). If, within ten business days following Seller’s receipt of the Environmental Remediation Cost Estimate submitted by Buyer, Seller does not approve such estimate, Seller shall so notify Buyer in writing and either, at Seller’s option, (i) Seller shall terminate this Agreement, in which case Buyer shall receive the full amount of the Deposit from Seller, or (ii) the dispute resolution provisions of Section 12.3 below will be used to reach an agreed upon Environmental Remediation Cost Estimate. If Seller does approve Buyer’s Environmental Remediation Cost Estimate, Seller shall, within ten business days following receipt of such estimate, so notify Buyer in writing, such estimate shall be deemed a final Environmental Remediation Cost Estimate (the “Final Remediation Cost Estimate”) and Buyer and Seller shall allocate the Final Remediation Cost Estimate as provided in Section 12.2 below, subject to Buyer’s right to terminate pursuant to Section 12.1(e).

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        12.2 Allocation of Remediation Costs. If this Agreement is not terminated by either party under this Article 12 and a Final Remediation Cost Estimate is agreed upon, Buyer shall be obligated to absorb and pay for, with no adjustment in the Purchase Price, the first $2 million of remediation costs set forth in the Final Remediation Cost Estimate. If the Final Environmental Remediation Cost Estimate exceeds $2 million, Seller shall have the option of either (i) reducing the Purchase Price by the amount in the Final Environmental Remediation Cost Estimate that exceeds $2 million, or (2) terminating this Agreement, in which event Buyer shall receive a return of the Deposit and thereafter the parties shall have no further obligations to conclude the sale contemplated herein.

        12.3 Dispute Resolution. If Buyer and Seller cannot agree on the Final Environmental Remediation Cost Estimate, and Seller elects not to terminate this Agreement, then Buyer and Seller shall follow the steps set forth in this Section 12.3. Buyer and Seller hereby agree that LLF (i) is a third party, neutral environmental consultant, (ii) has not been retained by either party or by either party’s Affiliates during the three years prior to the Closing Date, other than for its services hereunder, (iii) has experience in remediation of real property in Southern California, (iv) is acceptable to both of them as the sole and final arbitrator for resolving any disputes regarding the Environmental Remediation Cost Estimate, and (v) that the parties shall equally share the cost of LLF’s fees for work performed pursuant to this Section. LLF has agreed to serve in the capacity as a third party, neutral environmental consultant for purposes of this section. If within, five business days following Buyer’s receipt of Seller’s written notification that Seller does not approve Buyer’s Environmental Remediation Cost Estimate (which written notification shall include Seller’s Environmental Remediation Cost Estimate and an explanation of how Seller arrived at the estimate) and Buyer and Seller have failed to reach agreement on the Environmental Remediation Cost Estimate, then Buyer and Seller shall submit their respective Environmental Remediation Cost Estimates to LLF. LLF shall review both submissions and within five business days shall prepare a brief summary of its analysis of the cost estimates and its conclusion regarding the correct cost estimate to both Buyer and Seller. LLF’s conclusion regarding the correct Environmental Remediation Cost Estimate shall be binding on both Buyer and Seller, and not subject to appeal or judicial review initiated by either Buyer or Seller or any of their respective Affiliates. Such conclusion of LLF shall be deemed a Final Remediation Cost Estimate and Buyer and Seller shall allocate the Final Remediation Cost Estimate as provided in Section 12.2 of this Agreement subject to Buyer’s and Seller’s rights of termination under Section 12.1(e) and 12.2 herein, respectively.

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13. MISCELLANEOUS.

        13.1 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transaction contemplated by this Agreement. Seller agrees to indemnify and hold buyer harmless against any and all claims, Losses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any bulk transfer laws.

        13.2 Expenses. Whether or not the Transactions are consummated, neither of the parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of the Transaction Documents, or the closing of the Transactions, including, but not limited to, the fees and expenses of legal counsel, accountants, investment bankers, consultants and other experts.

        13.3 Waivers. Either party may, by written notice to the other party, (a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any certificates delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance of any of the obligations of the other under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.

         13.4 Amendments, Supplements. This Agreement may be amended or supplemented at any time by the mutual written consent of the parties.

        13.5 Entire Agreement. This Agreement, the Disclosure Schedule, the documents incorporated by reference and the Transaction Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or the Transaction Documents and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

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        13.6 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Except as set forth in Section 9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        13.7 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by either party (other than to an Affiliate), without the prior written consent of the other party, which consent shall be within such party’s sole discretion; provided, however, that any such permitted assignment shall not discharge the assignor from its obligations under this Agreement.

        13.8 Notices. All notices under this Agreement shall be in writing and shall be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. All notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices shall be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

(a) If to Seller:

c/o Churchill Downs Incorporated 700 Central Avenue Louisville, KY 40208 Attn: Rebecca C. Reed Tel: (502) 636-4429 Fax: (502) 636-4439 With duplicate notice to:

Gibson, Dunn & Crutcher, LLP 333 South Grand Avenue Los Angeles, CA 90071 Attn: D. Eric Remensperger, Esq. Tel: (213) 229-7000 Fax: (213) 229-7520

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(b) If to Buyer:

Bay Meadows Land Company, LLC 1200 Park Place, Suite 200 San Mateo, CA 94403 Attn: Terrence E. Fancher Tel: (650) 524-1222 Fax: (650) 524-1213

With duplicate notice to:

Stockbridge Capital Partners, LLC 712 5th Avenue, 21st Floor New York, NY 1019 Attn: Darren Drake Tel: (646) 253-1205 Fax: (646) 253-1211

Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Attn: Thomas Patrick Dore, Jr., Esq. Tel: (212) 450-4000 Fax: (212) 450-3800

        13.9 Governing Law: Jurisdiction. This Agreement has been negotiated and entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard.

       13.10 Attorneys’ Fees. As to any litigation or arbitration (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors, each party shall bear its own attorneys’ fees and expenses.

      13.11 Rules of Construction.

13.11.1 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

13.11.2 Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

13.11.3 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect. Upon such a holding or determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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13.11.4 Knowledge.

    (a)        Whenever a representation or warranty is stated to be based on the knowledge of Seller, or words to that effect, such phrase refers to whether any of Rick Baedeker, Steve Arnold, Eual Wyatt, Allen Gutterman, Jeffrey Mainka or Michael Miller has actual present knowledge (without having made any investigation and without any duty to investigate or inquire) of the matters involved.

    (b)        Whenever a representation or warranty is stated to be based on the knowledge of Buyer, or words to that effect, such phrase refers to whether any of Terrence E. Fancher or Jack Liebau, Sr. has actual present knowledge (without having made any investigation and without any duty to investigate or inquire) of the matters involved.

13.11.5 Agreement Negotiated. The parties hereto are sophisticated and have been represented by lawyers throughout the Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

        13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.13 Specific Performance. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by Seller, Buyer shall have, in addition to a claim for damages for such breach or default, and in addition and without prejudice to any right or remedy available at law or in equity, the right to demand and have specific performance of this Agreement.

        13.14 Cooperation in Exchange. Buyer acknowledges that Seller may transfer the Real Property to Buyer as part of a tax-deferred exchange by Seller pursuant to Section 1031 of the Internal Revenue Code, and that Seller has the right to restructure all or a part of the within transaction as provided in Internal Revenue Code Section 1031 as a concurrent or delayed (non-simultaneous) tax deferred exchange for the benefit of Seller. Buyer agrees to cooperate, and if requested by Seller, to accommodate Seller in any such exchange; provided that (i) such cooperation and/or accommodation shall be at no further cost or liability to Buyer and Seller hereby indemnifies Buyer in connection therewith; and (ii) the restructuring of the within transaction shall not prevent nor delay the Closing beyond the Closing Date. Seller, in electing to structure the sale as an exchange, shall have the right to substitute another entity or person, who will be Seller’s accommodator in Seller’s place and stead. Buyer and Seller acknowledge and agree that such substitution will not relieve the herein named Seller of any liability or obligation hereunder, and Buyer shall have the right to look solely to such herein named Seller with respect to the obligations of Seller under this Agreement.

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        13.15 No Merger. The parties intend that the provisions of this Agreement shall survive the delivery of the deeds and not merge therewith.

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        IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

“SELLER” CHURCHILL DOWNS CALIFORNIA COMPANY, a Kentucky corporation By: /s/Rick Baedeker Name: Rick Baedeker Its: President

“BUYER” BAY MEADOWS LAND COMPANY, LLC a Delaware limited liability company By: /s/Terrence E. Fancher Name: Terrence E. Fancher Its: President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibits and schedules to Exhibit 10.1, other than Exhibit F - Reinvestment Agreement (without the exhibits thereto), have been intentionally omitted because they are not material. The registrant agrees to furnish such omitted exhibits and schedules supplementally to the Commission upon request.

EXHIBIT F
REINVESTMENT AGREEMENT

dated as of

September 23, 2005(1)

among

[Bay Meadows Land Company, LLC],

Stockbridge HP Holdings Company, LLC

and

Churchill Downs Investment Company

_________________

(1)     Dates to be revised if necessary to match Closing Date.

i

ii

Section 11.07	Entire Agreement	26
Section 11.08	Specific Performance	26

iii

Exhibits and Schedules

Exhibit A        Form of Trigger Notice

Exhibit B        Form of Option Exercise Notice

Exhibit C        Limited Liability Company Agreement of Stockbridge HP Holdings LLC

Exhibit D        Representations and Warranties

Schedule A        Internal Rate of Return Illustration

iv

REINVESTMENT AGREEMENT

        AGREEMENT dated as of September 23, 2005 among Bay Meadows Land Company, LLC, (“Parent”), Stockbridge HP Holdings Company, LLC, a Delaware limited liability company (the “Company”), and Churchill Downs Investment Company, a Kentucky corporation (or an Affiliate (as defined below) of Churchill Downs Investment Company, collectively referred to as the “Investor”).

        WHEREAS, Parent and Churchill Downs California Company, a Kentucky corporation, have entered into an asset purchase agreement dated July 6, 2005 (as assigned by Parent to the Company by an assignment and assumption agreement dated as of the date hereof, the “Asset Purchase Agreement”) for the purchase and sale of real property and certain assets related to the operation of the horse racing facility known as Hollywood Park Racetrack;

        WHEREAS, it is the intent of the parties hereto that the Investor be granted the right, subject to the terms and conditions set forth herein, to reinvest, directly or indirectly, in the Assets, including without limitation the Real Property, and the Racetrack Business being purchased concurrently herewith by the Company pursuant to the Asset Purchase Agreement; and

        WHEREAS, it is a condition precedent with respect to the Closing (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement that, the Company grant to Investor an option (the “Option”) to purchase the Option Units (as defined herein), upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

        Section 1.01  Definitions. The following terms, as used herein, have the following meanings:

        “AAA” is defined in Section 2.01(i).

        “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, either through the ownership of all or part of any Person or by means of contract or management rights or otherwise.

        “Alternative Structure” is defined in Section 6.01(b).

        “Arbitration Notice” is defined in Section 2.01(i)(A).

        “Asset Purchase Agreement” is defined in the recitals.

        “Assets” means the Assets described in Section 2.1 of the Asset Purchase Agreement.

        “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

        “Capital Contributions” means the following amounts, without duplication, to the extent supported by reasonably detailed documentation made available to Investor:

(i) Net Equity; PLUS

    (ii)        (A) costs and expenses (including, but not limited to, the fees and expenses of attorneys, advisors, consultants and agents) actually incurred by Parent, the Company and any Affiliate of the Parent or the Company;

(1) to acquire the Real Property and other Assets, including any retention bonuses and the cost of any COBRA premiums paid by the Company pursuant to Section 11.2.1 of the Asset Purchase Agreement and the cost to the Company of any bonds required to be posted by the Company pursuant to Section 11.2.3 of the Asset Purchase Agreement,

(2) in connection with the sale of the Option Units,

(3) to seek or obtain the occurrence of a Trigger Event (but only to the extent that such costs and expenses are (a) appropriately allocable to Hollywood Park and not to Parent’s other racing properties, based upon the reasonably anticipated revenues to be generated at each such property as a result of gaming activities undertaken in response to a Trigger Event and (b) not otherwise reimbursed to the Company by Investor pursuant to Section 2.01(d) hereof);

(B) the Entitlement Costs;

(C) costs of interest and commitment and other financing fees (including, but not limited to, the fees and expenses of attorneys, advisors, consultants and agents) actually incurred by Parent and the Company for any debt to finance the purchase, operation or development of the Real Property or the Racetrack Business; and

(D) the amount of any capital expenditures made with respect to the Assets, the Real Property or the Racetrack Business from the Closing Date (as defined in the Asset Purchase Agreement) through and including the Reinvestment Date, provided, however, that in the case of clause (C), solely to the extent that the aggregate amount of such costs exceeds the Company’s net cash provided by the operation of the Racetrack Business (determined prior to the deduction of the items set forth in clause (C) above to the extent such items were deducted in the calculation of the Company’s net cash); PLUS

(iii) the amount of any additional contributions to the Company by Parent to fund operating losses; LESS

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    (iv)        any net proceeds received by Parent from debt financings or sales of assets by the Company (other than reimbursements for expenses incurred by Parent on behalf of the Company) to the extent that such distributions exceed the cumulative net profit allocated to the Parent’s capital account.

Notwithstanding the foregoing, any costs, expenses or other amounts purported to be included in the calculation of Capital Contribution above paid or payable to any Affiliate or Related Party of Parent or the Company may be included in such calculation only to the extent such amounts are reasonable. The extent to which any such costs, expenses or amounts are reasonable shall be determined in the reasonable discretion of Investor, based upon terms and conditions that could have been obtained in an arms’-length transaction with an unaffiliated third party.

        “Closing” means the consummation of the purchase and sale of the transactions described in the Asset Purchase Agreement.

        “Closing Date” means the date of the Closing.

        “Company” is defined in the recitals.

        “Company EBITDA” means the annual adjusted net income of the Company for the relevant 12 month period ending on December 31st of each calendar year during the term of this Agreement determined in accordance with GAAP plus, to the extent any of the following amounts were deducted in calculating such adjusted net income:

(i) interest expense for such period;

(ii) income taxes for such period;

(iii) depreciation expense for such period;

(iv) amortization expense for such period;

(v) all other non-cash items reducing adjusted net income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period);

(vi) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures; and

(vii) any non-cash items for such period relating to severance and restructuring charges;

minus any non-cash items that increased such adjusted net income (excluding any such non-cash items to the extent it represents the reversal of an accrual or reserve for anticipated cash charges in any prior period). In the event that a determination of Company EBITDA is required for the 12 month period ending on December 31, 2005, such amount will be calculated on a pro-forma basis giving effect to the purchase of the Assets and Racetrack Business (and related transactions) pursuant to the Asset Purchase Agreement as of January 1, 2005.

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        “Default Unit Purchase” is defined in Section 2.02(e)(i).

        “Diligence Notice” is defined in Section 2.01(c).

        “Diligence Period” is defined in Section 2.01(c).

        “Disputing Party” and “Disputing Parties” is defined in Section 2.01(i).

        “Entitlement Costs” means the aggregate amount of costs and expenses actually incurred by Parent and the Company (including, but not limited to, the fees and expenses of attorneys, architects, consultants and other advisors and any overhead costs such as reasonable travel and entertainment) to seek or obtain approval by all appropriate Governmental Authorities of the Company’s intended overall development of the Real Property.

        “Final Buyer” is defined in Section 8.03(b).

        “Fully-Diluted Basis” means the aggregate number of Units outstanding plus the number of Units issuable upon exercise or conversion of any rights, options, warrants or other convertible, exercisable or exchangeable securities then outstanding.

        “GAAP”” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

        “Governmental Authority” means any domestic or foreign court, commission, tribunal or any governmental agency or authority.

        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Initial Diligence Period” is defined in Section 2.01(e).

        “Internal Rate of Return” means the rate of return (calculated as provided below, taking into account the time value of money), which (x) the Purchase Price for which the return is being calculated represents on (y) the aggregate Capital Contributions made by Parent as of such date. In determining the Internal Rate of Return, the following shall apply:

(i) all present value calculations are to be made as of the date Parent’s Capital Contributions were contributed to the Company;

    (ii)        the Internal Rate of Return shall be conclusively determined (absent manifest error) by using the XIRR function in Microsoft Excel 2003 (or any newer version of Microsoft Excel then broadly in use by Parent) and by inputting the dates and amounts of all Capital Contributions by Parent (any amounts contributed to the Company prior to the date hereof being deemed for this purpose to have been contributed on the date hereof). If the XIRR function shall no longer be available in any newer version of Microsoft Excel then broadly in use by Parent, or has been materially altered from the XIRR function in Microsoft Excel 2003, the Internal Rate of Return shall be conclusively determined (absent manifest error) by using the XIRR function in Microsoft Excel 2003 or by the comparable function in the newer version of Microsoft Excel then broadly in use by Parent or another comparable software program, as determined by Parent and reasonably accepted by Investor;

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(iii) the rates of return shall be per annum rates and all amounts shall be calculated on a monthly basis and compounded on an annual basis on the basis of a twelve month year;

    (iv)        Parent shall in good faith prepare and deliver to Investor along with the Trigger Notice in accordance with Section 2.01(b) hereof a statement with reasonably detailed calculations of the Purchase Price payable as of the date of the Trigger Notice;

    (v)        Solely for purposes of illustration, Schedule A attached to this Agreement sets forth an example of the calculation of the Purchase Price with respect to the aggregate Capital Contributions assumed in such illustration as of the dates set forth therein; and

    (vi)        if, prior to the date upon which it is required to pay the Reinvestment Price, Investor disputes the calculation described in subparagraph (ii) above of the Purchase Price by the Parent, then the Investor shall inform Parent of any questions or disputes within five days of its receipt of such calculation. If the parties are unable to agree upon the proposed Purchase Price, any disputes will be resolved a nationally recognized accounting firm that is mutually acceptable to the parties and such firm’s determination shall be deemed conclusive absent manifest error.

        “Investor” is defined in the recitals.

        “Lien” means with respect to any property or asset, any mortgage, claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, restriction or other adverse claim of any kind (whether on voting, sale, transfer, disposition or otherwise) in respect of such property or asset, whether imposed by agreement, understanding, law, equity or otherwise.

        “Majority Member” is defined in Section 8.01(a).

        “Majority Member Notice” is defined in Section 8.03(b).

        “Majority Valuation Firm” is defined in Section 8.01(b).

        “Minority Member” is defined in Section 8.01(a).

        “Minority Valuation Firm” is defined in Section 8.01(b).

        “Net Equity” shall mean $260,000,000, as such Purchase Price (for purposes of this definition only, as defined in the Asset Purchase Agreement) may be adjusted pursuant to the Asset Purchase Agreement, less any portion of such amount that is financed with debt of the Company, the Parent or any Affiliate of the Company or the Parent (or, without duplication, debt that is secured by the assets or properties of the Parent, Company or any Affiliate thereof) on the Closing Date.

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        “Option” is defined in the recitals.

        “Option Deposit” means the amount equal to five percent of the Reinvestment Payment.

        “Option Exercise Notice” is defined in Section 2.01(d).

        “Option Units” means the number of Units that Investor is permitted to purchase upon exercise of the Option, as set forth in Section 2.01(f).

        “Parent” is defined in the recitals.

        “Paying Agent” is defined in Section 8.03(c).

        “Percentage” means the percentage share of all Units of the Company (determined on a Fully-Diluted Basis) that Investor will own after exercise of the Option.

        “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        “Purchase Agreement” is defined in Section 2.01(e).

        “Purchase Price” means the payment (expressed in U.S. dollars) that is required so that, if such Purchase Price were to be paid to Parent for 100% of the equity of the Company on the Reinvestment Date, Parent would have received the Internal Rate of Return equal to 13% on its aggregate Capital Contributions as of such date; provided, that if Investor elects to extend the Diligence Period as permitted by Section 2.01(d) below, the rate of return shall be an Internal Rate of Return of 13% up to the date of the first such extension (that is, up to the date that is six months after the date of the Trigger Notice) and an Internal Rate of Return equal to 18% thereafter through the Reinvestment Date.

        “Racetrack Business” means the operation of the Hollywood Park Racetrack on a portion of the Real Property.

        “Real Property” means that certain real property described in Section 2.1.1 of the Asset Purchase Agreement.

        “Redevelopment Date” means the date, which in any event shall not be any earlier than three years after the date of this Agreement, on which the following conditions are satisfied: (1) the Company has ceased to operate the Racetrack Business, (2) the City of Inglewood has approved a general plan amendment and a conforming zone change so as to provide the primary entitlements for the Company’s intended overall development of the Real Property and (3) the Company has commenced the redevelopment of the Real Property pursuant to the plan approved by the City of Inglewood and states in a certificate signed by its chief executive officer that such redevelopment has commenced.

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        “Reinvestment Date” means the date on which the Company shall issue the Option Units to Investor.

        “Reinvestment Dividend” means a distribution in an amount equal to the Reinvestment Payment that shall be paid by the Company to Parent on the Reinvestment Date less any costs and expenses incurred by the Company and included in the calculation of Capital Contribution, but not yet paid as of the Reinvestment Date.

        “Reinvestment Payment” is defined in Section 2.02.

        “Related Party” means an executive officer, director or manager, 10% equityholder (including any executive officers, directors or members thereof) or Affiliate of the Company at such time, any present or former known spouse of any such executive officer, director, member, equityholder or Affiliate of the Company or any trust or other similar entity for the benefit of any of the foregoing Persons.

        “Sale Notice” is defined in Section 8.01(a).

        “Sale Price”is defined in Section 8.03(a).

        “Second Diligence Period” is defined in Section 2.01(c).

        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        “Stockbridge Funds” is defined in Section 6.01(b).

        “Subsidies Agreement” is defined in Section 2.01(a).

        “Termination Date” shall have the meaning provided in Section 10.01.

        “Third Diligence Period” is defined in Section 2.01(c).

        “Third Party Sale” is defined in Section 8.04.

        “Trigger Event” is defined in Section 2.01(a).

        “Trigger Notice”is defined in Section 2.01(b).

        “Units” means the membership units of the Company.

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ARTICLE 2
Option To Purchase; Purchase And Sale

      Section 2.01 Option to Purchase.

    (a)        Upon the terms and subject to the conditions set forth below, the Company agrees to sell to Investor, and Investor agrees to purchase from the Company, the Option Units. Investor shall be entitled to a one time right to purchase the Option Units upon the earliest to occur of the following (each a “Trigger Event”):

    (i)               the date any federal or California state law becomes effective, including without limitation the effectiveness of any and all necessary governmental and/or regulatory actions related thereto, that authorizes Class II or Class III gaming (as defined in the federal Indian Gaming Regulatory Act), and permits the introduction of electronic gaming devices, in conjunction with the Racetrack Business or

    (ii)               the date any federal or California state law becomes effective (if not covered by (i) above), including without limitation the effectiveness of any and all necessary governmental and/or regulatory actions related thereto, that authorizes any other gaming not authorized under applicable laws as of the date hereof, in conjunction with the Racetrack Business, or

    (iii)               any agreement (the “Subsidies Agreement”) becomes effective between the Company and (A) the State of California or any agency, bureau or department thereof or (B) any Indian Tribe recognized by the United States Bureau of Indian Affairs, pursuant to which the Company will receive cash subsidies, if in the case of (ii) or (iii), the revenues or subsidies therefrom, when added to the Company EBITDA from the Racetrack Business during the calendar year that ended immediately prior to the effective date of such new gaming authorization or Subsidies Agreement, would result in pro-forma Company EBITDA for such year that is greater than $40 million; provided, that any Subsidies Agreement shall be reasonably likely to provide an equal or greater level of subsidies to the Company for not less than three years. The determination as to the amount of projected incremental revenues or subsidies referenced in (ii) and (iii) above shall be made by (X) The Innovation Group, (Y) Christiansen Capital Advisors LLC, or (Z) such other consultant, as the Investor and Parent may mutually agree.

    (b)        Upon the occurrence of a Trigger Event (provided, that this Agreement shall not have been earlier terminated pursuant to the terms of Section 10.01 herein), the Company shall within 15 days provide notice, in the form attached hereto as Exhibit A (a “Trigger Notice”), to Investor of the occurrence of such event.

    (c)        Delivery of Diligence Notice; Initial Diligence Period; Extensions of Diligence Period. Within 30 days following receipt of the Trigger Notice, the Investor may provide the Company with notice of its intention to commence its due diligence review of the Company (the “Diligence Notice”). Upon delivery of the Diligence Notice, the Investor shall have an initial period of six months to conduct its due diligence examination of the Company (such initial diligence period referred to herein as the “Initial Diligence Period” and, as may be extended pursuant to the remainder of this Section 2.02(c), the “Diligence Period”). On or before the last day of the Initial Diligence Period, Investor may notify the Company and Parent in writing of its election to extend the Diligence Period for an additional six months (the “Second Diligence Period”), in which event the Diligence Period shall be so extended to the first anniversary of the date of the Diligence Notice. On or before the last day of the Second Diligence Period, Investor may notify the Company and Parent in writing of its election to extend the Diligence Period for an additional six months, in which event the Diligence Period shall be so extended to the date that is 18 months following the date of the Diligence Notice (the “Third Diligence Period”). In no event shall the Diligence Period be extended past the date that is 18 months following the date of the delivery or deemed delivery (as provided below) of the Diligence Notice.

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        During the Initial Diligence Period and until the end of any extended Diligence Period, the Company will:

    (i)               during ordinary business hours and upon reasonable notice from the Investor, permit the Investor and its authorized representatives to have access to the personnel, offices, properties, books, records and all assets and properties of the Company, including without limitation the Racetrack Business, in order to make such inspections, tests, and investigations as the Investor shall deem appropriate (including without limitation, such Phase II or other intrusive environmental investigations as the Investor may reasonably deem appropriate),

    (ii)               furnish, as soon as reasonably practicable, to the Investor or its authorized representatives such other information in the Company’s possession with respect to its assets and properties, including without limitation, the Racetrack Business as the Investor may from time to time reasonably request (including financial information of the Company) and

(iii) otherwise reasonably cooperate in the due diligence examination of the Company by the Investor.

Subject to the provisions of this Section and Section 2.01(i) below, in the event the Company does not receive, or is not deemed to receive, a Diligence Notice from the Investor within the 30 day period specified above, the Option shall immediately terminate and no longer be exercisable and this Agreement shall terminate pursuant to Section 10.01. In the event the parties hereto commence arbitration proceedings pursuant to Section 2.01(i) the Arbitration Notice shall be deemed a Diligence Notice for all purposes hereunder and Investor shall have the right to conduct its due diligence examination of the Company for the Diligence Period in accordance with this Section 2.01(c); provided, however, that the Initial, Second and Third Diligence Periods shall be automatically extended during the pendency of any arbitration, but the Diligence Period shall not be extended past the date that is 18 months after the date of delivery or deemed delivery of a Diligence Notice as a result of such arbitration proceedings or any outcome of such arbitration proceedings.

    (d)        (i) Delivery of Option Exercise Notice. In the event the Investor intends to exercise the Option upon completion of its due diligence examination of the Company, on or prior to 5:00 p.m. (Pacific Time) on the last day of the Diligence Period (including for the avoidance of doubt any extensions of such Diligence Period as set forth in Section 2.02(c)) , the Investor shall deliver a notice, in the form attached hereto as Exhibit B (an “Option Exercise Notice”), to Parent and the Company of its intent to exercise the Option and the Percentage that it wishes to acquire (if it is less than the full number to which it is entitled pursuant to subsection (f) below).

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    (ii)              Sharing of Certain Expenses. If the Investor elects to extend the Diligence Period beyond the Initial Diligence Period pursuant to paragraph (c) above, then it shall promptly (upon the delivery from time to time of reasonably detailed documentation and invoices) reimburse the Company for 50% of the costs and expenses (including, but not limited to, the fees and expenses of attorneys, advisors, lobbyists, consultants and agents) actually incurred by the Parent and the Company from and after the date that is 90 days following the date of the Trigger Event and to and including the Reinvestment Date related to the Trigger Event (but only to the extent that such costs and expenses are appropriately allocable to Hollywood Park and not to Parent’s other racing properties, based upon the reasonably anticipated revenues to be generated at each such property as a result of gaming activities undertaken in response to a Trigger Event), whether or not Investor elects to purchase the Option Units, provided, that Investor shall not be responsible for additional expenses incurred after the delivery of a notice to end the Diligence Period as permitted in (iii) below. The parties agree that the expenses to be shared are those set forth above that relate to securing the Company’s legal right (including necessary permits) to operate the additional gaming activities related to the Trigger Event, and not capital expenditures. To the extent Investor reimburses any costs and expenses pursuant to this paragraph, such amounts shall be treated as additional contributions to Investor’s capital account with the Company should Investor consummate the purchase of the Option Units, but Investor shall not receive any additional Units with respect to such amounts.

    (iii)              Revocability of Diligence Notice. The Investor shall be entitled to end its Diligence Period at any time prior to the delivery of an Option Exercise Notice, for any reason or no reason, by delivering notice thereof to the Company and Parent, and the Diligence Period shall end on the date of such written notice.

    (iv)              Termination of Option. In the event the Company and Parent do not receive an Option Exercise Notice within the Initial or any extended Diligence Period, the Option shall immediately terminate and no longer be exercisable and this Agreement shall terminate pursuant to Section 10.01.

    (e)        As soon as practicable following the date of the Option Exercise Notice, but in no event later than the date that is six months after the delivery or deemed delivery of the Diligence Notice, the Company, Parent and the Investor shall use their commercially reasonable efforts to negotiate in good faith a Unit purchase and sale agreement (the “Purchase Agreement”), in form and substance reasonably satisfactory to the Investor and the Company, with customary representations, covenants, indemnification provisions and conditions precedent, including without limitation, the condition precedent of satisfaction or waiver of all governmental or third party registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers required under applicable law to be obtained by the Company, Parent and/or the Investor in order to consummate the exercise of the Option and the purchase of the Option Units. The parties agree that a Purchase Agreement with provisions generally similar to those set forth in the Asset Purchase Agreement shall be deemed a reasonably satisfactory agreement for purposes of this Section 2.01(e); provided, that the parties agree that the extent to which terms and conditions of the Purchase Agreement as set forth in the Asset Purchase Agreement are deemed to be reasonably satisfactory are to be viewed in light of the facts, circumstances and status of gaming regulation in effect at the time of such negotiations.

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    (i)               In the event the parties do not enter into a definitive Purchase Agreement prior to the completion of the Diligence Period, the Investor, in its sole and absolute discretion, shall nevertheless have the right to purchase the Option Units without any such Purchase Agreement by delivery of the Reinvestment Payment (or, if any filing is required pursuant to the HSR Act, the Option Deposit) in immediately available funds by wire transfer to an account designated by the Company on the date that is 10 days following the end of the Diligence Period (unless a different date is agreeable to the Parent and the Investor); provided, however, that, if by such date the terms set forth in Section 2.01(e)(ii)(A) through (C) have not been satisfied (or waived by Investor), the Reinvestment Payment or the Option Deposit, as applicable, shall be delivered on such date immediately following the satisfaction of the terms set forth in Section 2.01(e)(ii)(A) through (C) (a “Default Unit Purchase”); provided further, however, that if any filing is required pursuant to the HSR Act, Investor shall remit an amount equal to the Reinvestment Payment less the Option Deposit within 10 Business Days following the expiration or termination of applicable waiting periods under the HSR Act. If the purchase and sale of the Option Units fails to occur for any reason (other than a result of a material breach of this Agreement by Investor), the Option Deposit shall be immediately returned to Investor. Notwithstanding any failure of the parties to enter into a Purchase Agreement, Parent, the Company and the Investor shall reasonably cooperate with each other in promptly making all necessary filings and obtaining all permits, licenses, approvals, authorizations and consents required in order to consummate the purchase and sale of the Option Units and the transactions related thereto, including without limitation, any filings required under the HSR Act.

    (ii)               If the parties do not enter into a definitive Purchase Agreement and the Investor purchases the Option Units pursuant to a Default Unit Purchase, the Company, Parent and Investor hereby agree that, notwithstanding anything to the contrary set forth in this Agreement or the limited liability company agreement of the Company:

    (A)               the representations and warranties of each of the Company and Parent set forth in Article 3 of this Agreement except as otherwise disclosed to Investor in writing, and as set forth on Exhibit D, shall be true and correct in all material respects as of the Reinvestment Date as though made at and as of that date and the Company and Parent shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by such entity at the Reinvestment Date;

    (B)               the conditions precedent to the closing of the sale and purchase of the Option Units set forth in Section 9.03 hereof shall have been satisfied in all material respects or waived by the Investor, in its sole discretion; and

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    (C)               the Company and Parent shall have delivered a certificate signed by their respective executive officers certifying that the provisions set forth in this Section 2.01(e)(ii)(A) and (B) have been satisfied.

    (f)        Following payment of the full amount of the Reinvestment Payment, pursuant to the Purchase Agreement or Default Unit Purchase, the Company shall promptly issue to Investor a sufficient number of Units such that, following such issuance and the corresponding distribution of the Reinvestment Dividend to Parent, as of such relevant date, Investor’s percentage ownership of all Units determined on a Fully-Diluted Basis is equal to the percentage set forth in the table below (or any lesser number of Units that Investor has specified in its Option Exercise Notice):

Percentage
If the Diligence Notice is Delivered	(on a Fully-
or Deemed Delivered	Diluted Basis
On or Before September 23, 2006	80%
After September 23, 2006 and on or before September 23, 2007	70%
After September 23, 2007 and on or before September 23, 2008	60%
After September 23, 2008 and on or before September 23, 2009	49%
After September 23, 2009 and on or before September 23, 2010	40%
After September 23, 2010 and on or before September 23, 2011	30%
After September 23, 2011 and on or before September 23, 2012	20%
After September 23, 2012 and on or before September 23, 2013	10%

For avoidance of doubt, the maximum Percentage (on a Fully-Diluted Basis) subject to Investor’s Option hereunder shall be determined for all purposes as of the date of the delivery or deemed delivery of the Diligence Notice, delivered by Investor to Company and Parent, notwithstanding any extensions of the Diligence Period or any delays in consummating the Investor’s purchase of Units thereafter.

    (g)        If Investor consummates the purchase of fewer than the full number of Units to which it is entitled, then the Option shall expire and be of no further effect with respect to the unexercised portion. In no event, however, may Investor elect to purchase or obtain exactly 50% of the Units.

    (h)        In no case shall the Parent or Company be required to postpone or otherwise delay the planned development of the Real Property, or any sale or transfer of the Assets or Real Property or the Racetrack Business (except during the periods described in Sections 6.03 and 7.02) or have any duty or other obligation to take or omit to take any action, at any time after the date hereof, to facilitate Investor’s exercise of the Option or generally with respect to the Real Property, the Racetrack Business or the other Assets or the management thereof, other than as specifically set forth in this Agreement or the Transaction Documents (as defined in the Asset Purchase Agreement).

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    (i)        Any dispute or difference between or among the parties (such parties being referred to individually as a “Disputing Party,” and, together, as the “Disputing Parties”) arising out of or with respect to the occurrence or non-occurrence of a Trigger Event, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. The parties intend this Section 2.01(i) to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), including any amendments to that Act which are subsequently adopted. In recognition of the fact that resolution of any disputes with respect to the occurrence or non-occurrence of a Trigger Event in the courts is rarely timely or cost effective for either party, the Disputing Parties enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. The arbitration will be conducted using “fast track” procedures designed to result in a decision no later than 180 days after the commencement of the arbitration and the parties hereto agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and obtain a final decision from the arbitrator no later than 180 days after the commencement of the arbitration.

    (A)        Any Disputing Party may request the American Arbitration Association (the “AAA”) to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA, who shall be a retired judge or who shall have been engaged in the private practice of law for not less than fifteen (15) years immediately prior to appointment as arbitrator pursuant to this Agreement, and who is, in any such case, not affiliated with any party in interest to such arbitration (such request an “Arbitration Notice”). Such designation shall be pursuant to the rules and procedures of the AAA whereby the AAA will circulate a list of 12-15 proposed arbitrators to both Parties and such Parties will promptly reply to the AAA in accordance with the rules and regulations of the AAA.

    (B)          The arbitration hearings shall be held in Los Angeles, California or such other place as may be mutually agreed. Each Party shall submit its case to the arbitrator within 60 days of the selection of the arbitrator or within such longer period as may be agreed by the arbitrator. The arbitrator may resolve any and all disputes regarding discovery in connection with the arbitration. The arbitrator’s decision shall be in writing and need only set forth which of the Parties’ positions is correct. The arbitrator shall deliver a copy of the decision to each Party personally or by registered mail within 10 days after the arbitration hearing.

    (C)          Each Party shall bear its own costs in connection with any such arbitration, including, without limitation, (i) all legal, accounting, and any other professional fees and expenses and (ii) all other costs and expenses each Party incurs to prepare for such arbitration. Other than set forth above, each side shall pay (iii) one-half of the fee and expenses of the arbitrator and (iv) one-half of the other expenses that the Parties jointly incur directly related to the arbitration proceeding.

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    (D)          Except as provided above, arbitration shall be based, insofar as applicable, upon the Rules of the AAA, but limited and conducted with regard to pre-hearing discovery as follows: (i) no later than 45 days prior to the arbitration hearing, each Party shall identify to the other any persons who may be called as an expert witness, describe the subject matter about which the expert is expected to testify, and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the opinions held by the expert, and make available any reports produced by any such expert (or the bases upon which such expert formed an opinion if no such report was created), as well as similar information for any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert’s opinions have been reviewed by an expert witness who is expected to testify, (ii) as specified in more detail below, discovery shall be limited to the request for and production of documents, three factual depositions (that is, depositions of persons other than proposed expert witnesses), three depositions of expert witnesses and three sets of interrogatories; (iii) the duration of each deposition shall be limited to two days; (iv) interrogatories shall be allowed only as follows: a party may request the other party to identify (by name, last known address and telephone number) all persons having knowledge of facts relevant to the dispute and a brief description of that person’s knowledge, and may include so-called “contention interrogatories”; and (v) document discovery conducted in the course of such an arbitration shall be limited so that neither Party shall be required to respond to more than two specific sets of requests for documents, not including the required expert disclosures set forth above.

(E) The Parties hereby waive any right of appeal to any court on the merits of the dispute.

        Section 2.02   Purchase and Sale. The closing of the sale of the Option Units pursuant to a Purchase Agreement shall occur as soon as practicable following the expiration of the Diligence Period and the satisfaction or waiver of applicable closing conditions (unless a different date is chosen by mutual agreement of the Investor and the Company). The closing of the sale of the Option Units pursuant to a Default Unit Purchase shall occur on the date that is 10 days following the end of the Diligence Period (unless a different date is agreeable to the Parent and the Investor); provided, however, that, if by such date the terms set forth in Section 2.01(e)(ii)(A) through (C) have not been satisfied or waived by Investor, such closing date shall occur on such date immediately following the satisfaction (or waiver by Investor) of the terms set forth in Section 2.01(e)(ii)(A) through (C). The amount of cash payable by Investor for the Option Units shall be (a) the Purchase Price multiplied by (b) the Percentage, and shall be referred to herein as the “Reinvestment Payment”.

ARTICLE 3
Representations And Warranties Of Parent And The Company

        Parent and the Company, jointly and severally, hereby represent and warrant to Investor, as of the date hereof, that:

        Section 3.01 Existence and Power. Each of Parent and the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers required to carry on its business as now conducted. Each of Parent and the Company has all requisite corporate power and authority required to execute and deliver this Agreement and to perform its respective obligations hereunder. The limited liability agreement of the Company and all amendments thereto as in effect on the date hereof (all of which are certified by an authorized officer of the Company as of the date hereof), have been made available to the Investor, and are complete and correct as of the date hereof.

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        Section 3.02 Limited Liability Company Authorization. The execution, delivery and performance by each of Parent and the Company of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by all necessary limited liability company action by each of Parent and the Company. This Agreement has been duly executed and delivered by each of Parent and the Company, and constitutes the legal, valid and binding obligation of each of Parent and the Company, enforceable against each such entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors’ rights generally (regardless of whether considered in a proceeding in equity or at law).

        Section 3.03 Authorizations. Except as may be required by the HSR Act and the California racing authorities, neither Parent nor the Company is required to file, seek or obtain any approval, authorization, consent or order or action of or filing with any Governmental Authority or any other Person in connection with the execution and delivery by Parent or the Company, as applicable, of this Agreement or the consummation of the transactions contemplated herein.

        Section 3.04 Noncontravention. The execution, delivery and performance by each of Parent and the Company of this Agreement (i) do not or will not violate (A) the limited liability company agreement (or such equivalent governing documents) of each of Parent and the Company or (B) any applicable law, rule, regulation, judgment, award or decree to which the Parent or the Company, as applicable, is a party, or by which Parent or the Company, as applicable, or their respective assets and properties are bound, or (ii) result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or the Company, as applicable, or to a loss of any benefit relating to any of their respective assets or properties to which Parent or the Company, as applicable, is entitled under any provision of any indenture agreement or other instrument binding upon Parent or the Company, as applicable, or by which any of their respective assets or properties is or may be bound, or (iii) result in the creation or imposition of any Lien upon any of such assets or properties.

        Section 3.05 Capitalization. As of the date hereof, there are 100 Units issued and outstanding to the member[s] of the Company. All of such issued and outstanding Units have been validly authorized and issued and are validly outstanding, fully paid and nonassessable. There are not authorized, issued or outstanding any options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, relating to the sale, issuance or repurchase of, conversion into or exchange for any securities of the Company, other than pursuant to this Agreement. The Company has reserved for issuance and delivery upon exercise of the Option a number of Units sufficient to permit the exercise in full of the Option. Upon exercise of the Option, the outstanding Units will be duly authorized, validly issued and fully paid and non-assessable.

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        Section 3.06 Compliance with Laws. Each of the Company and Parent is in compliance with all material applicable federal, state and local statutes, ordinances and regulations, and all applicable decisions of all courts, administrative agencies and tribunals having jurisdiction over the Company or Parent, as applicable, and neither is subject to any liability or obligation as a result of any failure to so comply prior to the date of this Agreement. All Units heretofore issued by the Company have been issued in compliance with federal and state securities laws.

ARTICLE 4
Representations And Warranties Of Investor

        Investor hereby represents and warrants to Parent and the Company, as of the date hereof, that:

        Section 4.01 Existence and Power. Investor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and has all powers required to carry on its business as now conducted. Investor has all requisite corporate power and authority required to execute and deliver this Agreement and to perform its obligations hereunder.

        Section 4.02 Corporate Authorization. The execution, delivery and performance by Investor of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by all necessary corporate action by Investor. This Agreement has been duly executed and delivered by Investor, and constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors’ rights generally (regardless of whether considered in a proceeding in equity or at law).

        Section 4.03 Authorizations. Except as may be required by HSR Act or California racing authorities, the Investor is not required to file, seek or obtain any approval, authorization, consent or order or action of or filing with any Governmental Authority or any other Person in connection with the execution and delivery by Investor of this Agreement or the consummation of the transactions contemplated herein.

        Section 4.04 Noncontravention. The execution, delivery and performance of this Agreement by Investor do not or will not violate (i) the Articles of Incorporation or By-laws of Investor or (ii) any applicable law, rule, regulation, judgment, injunction, order or decree binding upon Investor.

        Section 4.05 Compliance with Laws. The Investor is in compliance with all material applicable federal, state and local statutes, ordinances and regulations, and all applicable decisions of all courts, administrative agencies and tribunals having jurisdiction over the Investor and it is not subject to any liability or obligation as a result of any failure to so comply prior to the date of this Agreement.

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ARTICLE 5
Transfers

      Section 5.01 Restrictive Legend.

    (a)        Investor hereby agrees and acknowledges that the Units have not been registered under the Securities Act and may not be transferred to any Person in the absence of (i) an effective registration statement under the Securities Act with respect to the Units and registration or qualification of the Units under any United States federal or state securities laws then in effect or (ii) an opinion of counsel reasonably satisfactory to Parent and the Company that such registration and qualification are not required.

    (b)        Each certificate for Units issued pursuant to this Agreement shall bear the following legend for so long as such securities constitute restricted securities (as such term is defined in the regulations under the Securities Act):

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in compliance with such laws.”

    (c)        The Units shall also bear a legend stating that their transfer or sale is restricted by the terms of this Agreement (which legend shall be removed when such restrictions no longer apply).

        Section 5.02 Restriction on Sale or Transfer of Option and Units. No party to this Agreement will sell, pledge, encumber or otherwise transfer, or agree to sell, pledge, encumber or otherwise transfer, directly or indirectly, the Units held by such party, the Option or any rights under this Agreement without the prior written consent of the other parties hereto, which may be provided or denied in such party’s sole discretion, except:

    (i)        for transfers of such Units, Option or any rights under this Agreement to any Affiliate of any party hereto or any third party successor by merger or acquirer of more than 50% of the equity or all or substantially all of the assets of Churchill Downs Incorporated or all of the Stockbridge Funds, as applicable and

    (ii)        that the Parent may sell or transfer up to 25% of its Units to any person or entity that in its good faith judgment will be beneficial to the proposed redevelopment of the Real Property, provided, that such person or entity will not adversely affect the ability of the Company to satisfy the requirements of federal or state or other applicable gaming laws and regulations and provided, further, that such transferee agree in writing to be bound by the terms of this Agreement and that such transfer shall not adversely affect any of Investor’s rights under this Agreement, including without limitation, Investor’s ability to acquire the full Percentage to which it is entitled under Section 2.01(f).

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ARTICLE 6
Covenants Of Parent

      Section 6.01 Capital Structure.

    (a)        Except with the prior written approval of the Investor, neither Parent nor the Company will, prior to the Reinvestment Date, amend in any manner the limited liability company agreement of the Company to create or authorize the creation of or issue (including, without limitation, by way of recapitalization), or obligate itself to authorize or issue any Units of any equity securities of the Company, or any other security exercisable for or convertible into any shares of equity securities of the Company, whether any such creation or authorization shall be by means of amendment of the limited liability company agreement of the Company, or by merger, consolidation or otherwise.

      (b) Alternative Structure.

    (i)        It is understood and agreed that, subject to paragraph (b)(iii) below, the Company may implement various ownership and leasing arrangements with respect to the Assets that are designed to optimize the structure for investors in one or more investment funds that are Affiliates of Parent (the “Stockbridge Funds”) and to comply with certain requirements as to structuring investments contained in the operative agreements for the Stockbridge Funds (any such arrangement being referred to as an “Alternative Structure”). Subject to paragraph (iii) below, an Alternative Structure may include (without limitation) (x) causing one Affiliate to own certain of the Assets and to lease such Assets to a second Affiliate; and (y) causing one or more of the Stockbridge Funds or other Affiliates to own direct interests in one or more of the Affiliates described in clause (x).

(ii) If an Alternative Structure is implemented, then

    (A)        Investor’s Option to purchase the Option Units in the Company shall be automatically amended so that, to the extent necessary for Investor to acquire in the aggregate the same economic interest and governance interest in the Assets that the Option Units would have represented had there been no Alternative Structure, Investor will have the right to purchase interests in all such Affiliates of the Company that hold interests in the Assets and all relevant governance documents shall be amended as may be necessary or appropriate in order to effectuate the provisions of this Agreement;

(B) the Reinvestment Payment shall be adjusted as appropriate to reflect amounts incurred by or contributed to such Affiliates in a manner consistent with the provisions of this Agreement; and

(C) the parties shall cooperate in implementing such other adjustments as may be required to effectuate the intent of this Agreement.

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    (iii)        The parties acknowledge and agree that if an Alternative Structure is implemented, then any exercise of the Option pursuant to this Agreement shall be implemented in such a way as (1) to provide Investor with the same aggregate economic interest and governance interest that the Option Units would have represented had there been no Alternative Structure, and (2) to cause no material adverse effect to Investor or to the Investor’s rights under this Agreement to reinvest, directly or indirectly, in the Assets, including without limitation the Real Property, and the Racetrack Business.

        Section 6.02 Amendment of Limited Liability Company Agreement. Concurrent with the issuance of the Option Units, Parent shall cause the limited liability company agreement of the Company, which shall be substantially in the form attached hereto as Exhibit C, to be amended effective as of the Reinvestment Date so that (i) the Majority Member has the right to appoint a majority of the members of the management board of the Company, (ii) the management board of the Company shall consist of at least one member appointed by each Stockbridge Fund and at least one member appointed by the Investor, and (iii) to add the following provisions:

    (a)        For so long as each of Parent and Investor own 20% or more of the outstanding Units in the Company, the Company shall continue to conduct its business and maintain the Real Property and the other Assets in the ordinary course consistent with past practice or consistent with this Agreement. In addition, the Company shall maintain appropriate levels of indebtedness to reflect prevailing market practices for investments of this type by institutional investors, as determined in the good faith reasonable judgment of the Majority Member. Furthermore, except as expressly provided for in this Agreement or as consented to in writing by Parent and Investor, neither the Company nor any of its Affiliates will:

(i) amend its limited liability company agreement;

(ii) split, combine or reclassify any Units or issue any additional Units;

    (iii)        declare or pay any dividend or distribution of any kind (whether in cash, membership units or property) in respect of its Units, except the Reinvestment Dividend and dividends or distributions that are paid to each member of the Company in proportion to such member’s Percentage interest;

(iv) amend any Alternative Structure that has been implemented;

(v) merge or consolidate with any other Person;

(vi) acquire any interest in any corporation, partnership or other business organization or any subsidiary thereof or any material amount of assets from any other Person;

    (vii)        sell, lease, sublease, license or otherwise dispose of any Assets or portion of the Real Property or any other material assets or property of the Company or any Affiliate except (A) pursuant to existing contracts or commitments, (B) in the ordinary course consistent with past practice or (C) in accordance with Section 8.04 hereof; or

(viii) enter into any agreement or commitment to do any of the foregoing.

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        Section 6.03  Sale of Assets, Real Property and/or Racetrack Business.   Notwithstanding anything to the contrary set forth herein, Parent shall not, and shall cause the Company not to, sell, lease, convey, transfer or other otherwise dispose of, or enter into any agreement to sell, lease, convey, transfer or otherwise dispose of, any material parts of the Assets, Real Property and/or the Racetrack Business prior to September 23, 2008.

ARTICLE 7
Covenants Of Parent and the Company

        Section 7.01   Payment of Reinvestment Dividend.   Immediately following the receipt by the Company of the Reinvestment Payment, the Company shall issue the Reinvestment Dividend to Parent in immediately available funds by wire transfer to an account designated by Parent.

        Section 7.02   Affiliated Transactions.   Subject to Section 6.01(b), promptly following the delivery of the Option Exercise Notice by the Investor, but in any event no later than immediately prior to the Reinvestment Date, Parent and the Company shall take such actions as are necessary to ensure that effective as of the Reinvestment Date (a) the operations of the Racetrack Business shall be conducted entirely by and through the Company or its wholly-owned subsidiaries, (b) the Company will conduct no business or incur or assume any liabilities other than those pertaining to the Racetrack Business and seeking entitlements for the development of the Real Property and (c) no Related Party of the Company except as otherwise set forth in this Agreement shall (i) have any interest in any of the Assets, including without limitation the Real Property, or any other property (real or personal, tangible or intangible) that the Company then uses or has used in or pertaining to the Racetrack Business or (ii) have any business dealings or a financial interest in any transaction with the Company relating to the Racetrack Business or involving any of the Assets, including without limitation the Real Property, or any other property (real or personal, tangible or intangible) that the Company then uses or has used in or pertaining to the Racetrack Business, other than business dealings or transactions entered into, and effective as of, immediately following the Reinvestment Date that are conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

ARTICLE 8
Sale Of Interests Or Assets

      Section 8.01   Sale Notice.

    (a)        At any time following the date that is one year after the Reinvestment Date, any party holding less than 50% of the issued and outstanding Units on a Fully-Diluted Basis (the “Minority Member”) may deliver a notice (the “Sale Notice”) to the party (together with its Affiliates) holding more than 50% of the issued and outstanding Units on a Fully-Diluted Basis (the “Majority Member”) stating that the Minority Member desires to determine the Fair Market Value of the Company. The Fair Market Value of the Company shall be determined as described in Section 8.02.

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    (b)        The Sale Notice shall contain the name of an independent valuation firm (the “Minority Valuation Firm”) and, within 10 days after receipt of the Sale Notice, the Majority Member shall also select an independent valuation firm (the “Majority Valuation Firm”) and shall notify the Minority Member of such selection.

    (c)        Each of Parent and Investor shall pay the fees and expenses of the independent valuation firm it retains. In addition, the Company shall promptly supply all information reasonably requested by the independent valuation firms in performing their valuations.

      Section 8.02   Procedure for Determining Fair Market Value of the Company.

    (a)        The Minority Valuation Firm and the Majority Valuation Firm shall each determine the Fair Market Value of the Company as promptly as possible, but in no event later than 30 days following the date upon which the Sale Notice was given. Such values shall be determined assuming the sale of the applicable assets of the Company at a price agreed between a willing seller and a willing buyer in an arms-length transaction with no deductions for lack of liquidity, forced sale or similar considerations.

    (b)        If the values calculated by the Minority Valuation Firm and the Majority Valuation Firm do not vary by more than 10%, then the Fair Market Value of the Company shall be the average of the two valuations. If the values so calculated vary by more than 10%, then the Minority Valuation Firm and Majority Valuation Firm shall, within five days of the date their valuations were first given, select a third valuation firm which will make its own determination of the Fair Market Value of the Company. The Company, the Minority Valuation Firm and Majority Valuation Firm shall supply all information required by the third firm so that it can complete its valuation not later than 20 days following its selection. Its valuation shall be delivered in a certificate to the Minority Member, the Majority Member, the Minority Valuation Firm and the Majority Valuation Firm. The Fair Market Value of the Company shall then be the average of (i) the value obtained by the third valuation firm and (ii) the value obtained by the other valuation firm whose valuation is closer to that obtained by the third valuation firm. Each of Parent and the Investor shall pay fifty percent of the fees and expenses of such third valuation firm.

      Section 8.03   Sale; Payment of the Sale Price.

    (a)        The Fair Market Value of the Company determined pursuant to the procedures described above shall be binding upon the Company for a period of one year after its final determination, and the fair market value of the Units owned by the Minority Member shall be the product of the membership percentage interest held by the Minority Member and the Fair Market Value of the Company (such product, the “Sale Price”).

    (b)        If, following determination of the Sale Price, the Minority Member determines to sell its Units, it shall first offer such Units to the Majority Member at the Sale Price and the Majority Member shall have 60 days in which to either (i) determine whether to accept such offer or (ii) accept such offer and assign such right to purchase such Units at the Sale Price to a third party selected in the sole and absolute discretion of the Majority Member. If the Majority Member chooses to accept the offer or accept the offer and assign such right to purchase or declines such offer, it shall notify the Minority Member in writing (the “Majority Member Notice”). If the Majority Member determines not to purchase such Units or accept the offer and assign such right to purchase such Units from the Minority Member, the Minority Member may offer such Units to any other Person for a price and on other terms as it shall deem appropriate in its sole discretion provided, however, that in the event that the Minority Member has not sold its Units within one year following the final determination of Fair Market Value, then its Units shall continue to be subject to the terms and conditions set forth in this Article 8. Within 10 days of any agreement to sell such Units, the Minority Member shall notify the Majority Member of such agreement (the Majority Member, its assignee or such other buyer, as the case may be, the “Final Buyer”).

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    (c)        Within 10 days (or such other period as is acceptable to the Minority Member) after any agreement to sell the Units held by the Minority Member at the Sale Price, the Final Buyer shall deposit the Sale Price in cash with a paying agent chosen by the Company (the “Paying Agent”) and the Minority Member shall transfer all of its Units to the Paying Agent and the closing of the sale of such Units shall take place within two Business Days thereafter.

        Section 8.04  Sale of Assets or the Units.   At any time following the Reinvestment Date, the Majority Member may deliver a notice to the Minority Member that it intends to initiate a transaction or series of related transactions involving a sale of all of the Assets and Real Property comprising the business of the Company and its Affiliates or all of the outstanding Units of the Company. Any such sale must be to a third party that is not affiliated with either the Majority Member or the Minority Member at a market price to be determined through a competitive sales process, and on terms and conditions reasonably determined by the Majority Member (a “Third Party Sale”). The parties shall engage the services of appropriate professionals, selected by the Majority Member, to solicit offers to purchase the Real Property and Assets or all of the outstanding Units of the Company from unaffiliated third parties. The Majority Member and Minority Member shall use their respective commercially reasonable efforts to enter into a purchase and sale agreement to sell the Real Property and Assets or all of the outstanding Units to the bidder as reasonably selected by the Majority Member. The proceeds from such Third Party Sale, after payment of the appropriate pro-rata portion of the costs and expenses of such Third Party Sale attributable to the Company and any other amounts owing with respect to the Real Property and Assets, shall be distributed according to the terms of the Company’s limited liability company agreement or to the members of the Company in the event of a sale of Units, as appropriate.

ARTICLE 9
Covenants Of the Company, Parent and Investor; Closing Conditions

        Section 9.01   HSR Application.  Each of the Company and Investor shall make any appropriate filing of a Notification and Report Form and Investor shall pay all applicable filing fees pursuant to the HSR Act with respect to any issuance and/or transfer of Units at the Reinvestment Date if subject to the HSR Act hereby as promptly as practicable and in any event within 10 Business Days following the date of an Option Exercise Notice, and the Company and Investor shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

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        Section 9.02   Other Consents.   Each of Parent, the Company and Investor shall use commercially reasonable efforts to file, seek or obtain any approval, authorization, consent or order or action of or filing with any Governmental Authority or any other Person that may be required or deemed reasonably advisable in connection with the execution and delivery by such party, as applicable, of this Agreement or the consummation of the transactions contemplated herein.

        Section 9.03   Closing Conditions.   The closing conditions that would apply in the event of a Default Unit Purchase (subject to waiver by Investor) are: (i) diligence will be completed to the Investor’s satisfaction, in Investor’s sole and absolute discretion, (ii) all parties’ representations and warranties shall be true in all material respects, (iii) all parties’ covenants shall have been performed in all material respects, (iv) there shall have been no material adverse change in the business, operations, financial condition or results of operations of the Company prior to closing, (v) the delivery of customary closing certificates and payment for Option Units, (vi) there shall be no pending or threatened injunction or litigation relating to the consummation of the transactions contemplated herein or the validity of any purported Trigger Event, (vii) receipt of HSR approval and if needed, other governmental approvals, and (viii) there shall have been no contravention of material contracts.

ARTICLE 10
Termination

        Section 10.01   Grounds for Termination.  Subject to Section 10.03 below, unless earlier terminated by mutual agreement of the parties, the Option and this Agreement shall terminate on September 23, 2013 or, if prior to that date,

    (a)        on the date provided for in Section 2.01(c) or (d), as the case may be, if applicable; or

    (b)        on the Redevelopment Date if no Trigger Event shall have occurred prior thereto; or

    (c)        on the date upon which Parent or the Company consummates the sale of the Assets, the Racetrack Business and the Real Property to a Person or Persons that are not Affiliates or Related Parties (if permitted by Section 6.03 hereof), or

    (d)        on the date of a sale to the Majority Member (or its assignee) pursuant to Section 8.03, or a Third Party Sale under Section 8.04.

Notwithstanding anything to the contrary in this Agreement, the provisions in Sections 5.02, 6.02, 8.01, 8.02, 8.03 and 8.04 shall be reflected in the limited liability agreement of the Company following the Reinvestment Date.

        Section 10.02   Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any member, stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement.

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        Section 10.03  Option Revival.  Notwithstanding the termination of this Agreement pursuant to Section 10.01(b) above due to the occurrence of a Redevelopment Date, if following the Redevelopment Date the Company and/or the Parent ceases the redevelopment of the Real Property or modifies its redevelopment plans, in either case to pursue gaming activities permitted by a Trigger Event, then this Agreement and the Option shall be automatically reinstated upon the receipt of written notice from either Investor or Parent to the other of the occurrence of such event. In such event, Investor shall have 90 days to deliver a Diligence Notice to the Company and Parent, at which time the provisions of Sections 2.01 and 2.02 shall be applicable.

ARTICLE 11
Miscellaneous

        Section 11.01  Payment of Taxes.  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees incurred in connection with the purchase of Units on the Reinvestment Date by the Investor shall be borne by Investor. On the Reinvestment Date, the Company and its Affiliates will provide the Investor with such certificates as are reasonably requested by the Investor for purposes of establishing an exemption from withholding under Section 1445 of the United States Internal Revenue Code and the regulations thereunder.

        Section 11.02  Notices.  All notices, including without limitation the Trigger Notice, Diligence Notice, Option Exercise Notice, Sale Notice and Majority Member Notice, requests and other communications to any party hereunder shall be in writing and shall be deemed duly given, effective (i) three Business Days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent if sent by fax, provided, that receipt of the fax is promptly confirmed by telephone, (iii) when served, if delivered personally to the intended recipient and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed, if to Parent or the Company, to:

Bay Meadows Land Company, LLC 1200 Park Place, Suite 200 San Mateo, CA 94403 Attn: Terrence E. Fancher Tel:(650) 524-1222 Fax: (650) 524-1211

    with duplicate notice to:

Stockbridge Capital Partners, LLC 712 5th Avenue, 21st Floor New York, NY 10019 Attn: Darren Drake Tel: (646) 253-1205 Fax: (646) 253-1211

Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 Attention: Daniel G. Kelly, Jr. Fax: (650) 752-3601

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    if to Investor, to:

c/o Churchill Downs Incorporated 700 Central Avenue Louisville, KY 40208 Attn: Rebecca C. Reed Tel: (502) 636-4429 Fax: (502) 636-4439

    with duplicate notice to:

Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Attn: D. Eric Remensperger, Esq. Tel: (213) 229-7000 Fax: (213) 229-7520

        Section 11.03  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

        Section 11.04   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except as provided in Section 5.02 hereof; and provided, further, that any such permitted assignment shall not discharge the assignor from its obligations under this Agreement.

        Section 11.05   Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

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        Section 11.06   Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        Section 11.07   Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the Transaction Documents, as defined in the Asset Purchase Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        Section 11.08   Specific Performance.  The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to, and not in lieu of, any other right or remedy available at law or equity. Such party may, in its sole discretion, apply to a court of competition jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[BAY MEADOWS LAND COMPANY, LLC] BY: —————————————— NAME: TITLE:

CHURCHILL DOWNS INVESTMENT COMPANY BY:—————————————— NAME: TITLE:

STOCKBRIDGE HP HOLDINGS COMPANY, LLC BY: —————————————— NAME: TITLE:

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